EXHIBIT 2.3

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT (this “Agreement”), dated as of December 30, 2025 is by and among Hiper Euro GmbH, a limited liability company incorporated and organized under the laws of Germany (“Buyer”), and One Stop Systems, Inc., a Delaware corporation (“Seller”).

RECITALS

A.
As of immediately prior to the Closing, (i) Seller holds 100% of the issued and outstanding limited liability company interests of One Stop Systems, GmbH, a limited liability company incorporated and organized under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under registration number HRB 218984 (“Holdings”).
B.
Holdings holds 100% of the issued and outstanding limited liability company interests of Bressner Technology GmbH, a limited liability company incorporated and organized under the laws of Germany, registered with the commercial register of the local court of Munich under registration number HRB 127206 (the “Company”).
C.
According to the German Commercial Register and the latest shareholders list filed therein and dated as of January 20, 2015, the registered share capital of Holdings amounts to EUR 25,000 and is divided into 25,000 ordinary shares (Geschäftsanteile) having each a nominal value of EUR 1.00 (the “Holdings Shares”) which are held solely by the Seller.
D.
According to the German Commercial Register and the latest shareholders list filed therein and dated as of October 31, 2018, the registered share capital of the Company amounts to EUR 30,000 and is divided into four shares with the following nominal amounts: No. 1: EUR 12,500; No. 2: EUR 12,500; No. 3: EUR 2,500; No. 4: EUR 2,500 (the “Company Shares”) which are held solely by Holdings.
E.
Seller desires to sell to Buyer, and Buyer desires to purchase from Seller one hundred percent (100%) of the Holdings Shares.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS
1.1
Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the generally accepted accounting principles within the meaning of the HGB and, if applicable, International Financial Reporting Standards (IFRS), as modified by the accounting principles, methods, policies, practices, procedures and classifications set forth on Schedule 1.1, in all cases as consistently applied by the Company in preparing its financial statements

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting shares or other securities, by contract or otherwise and any other Person in which such Person or any of its direct or indirect shareholders holds, directly or indirectly, any participation or ownership interest.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law) or in Section 15 et. seq. German Stock Corporation Act (Aktiengesetz – AktG).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to close.

“Buyer Indemnified Parties” means Buyer, Holdings, the Company, and Buyer’s other Affiliates and their respective equity holders, directors, managers, officers, employees, agents and representatives.

“Calculation Time” means as of 12:01 a.m. Eastern on the Closing Date.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company and Holdings, determined in accordance with the Accounting Principles using, to the extent in accordance with the Accounting Principles, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Balance Sheet, (i) including deposits in transit and received but uncleared checks, wires or drafts, in each case, to the extent there has been a reduction of receivables on account therefor (provided that funds are actually received with respect to such deposits in transit, checks, wires or drafts), and (ii) reduced by the amount of any issued but uncleared checks, wires or drafts; but, in each case, “Cash” does not include any assets or liability included in the calculation of Net Working Capital, Indebtedness, Seller Transaction Expenses, and Income Taxes.

“Closing Cash” means Cash as of the Calculation Time, excluding Restricted Cash. For the avoidance of doubt, “Closing Cash” may be a negative number.

“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Data” means all content, data and data compilations, including Personal Information, contained in any databases of the Company or otherwise posted to or accessible from any website of the Company or used by, on behalf of, or necessary to the business of, the Company.

“Computer Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), telecommunications, equipment, controlled networks, peripherals and computer systems, middleware, servers, workstations, routers, hubs, Internet websites, data, databases, software programs, source code and object code, and user manuals, as well as any outsourced computer systems and processes under the Company’s control, and other similar or related items of automated, computerized and/or software systems that are owned, licensed, leased or controlled by any such Person and used or relied on in connection with its business, including Information Technology.

“Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, of the Company or its customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of the Seller or any of its Affiliates.

“Contracts” means all contracts, agreements, licenses, bids, commitments, obligations and understandings, in any case whether written or oral, to which the Company is party or by which any of its assets are bound, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Disclosure Schedules” means the Disclosure Schedules with respect to the representations and warranties set forth in Articles 3, 4 and 5 delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Distribution Contract” means any Contract where the Company purchases products from a Person for the purposes of reselling such products to a customer of the Company in the ordinary course of business.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of, or exposure to, any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material, or (v) recordkeeping, notification, disclosure or any reporting requirements regarding or relating to items (i) through (iv) above; including the Federal Immission Control Act (Bundes-Immissionsschutzgesetz, BImSchG), the Water Resources Act (Wasserhaushaltsgesetz, WHG), the Circular Economy Act (Kreislaufwirtschaftsgesetz, KrWG), the Federal Soil Protection Act (Bundesbodenschutzgesetz, BBodSchG), the Hazardous Substances Ordinance (Gefahrstoffverordnung, GefStoffV), the Occupational Safety and Health Act (Arbeitsschutzgesetz, ArbSchG) and any applicable federal, state, local or foreign Law having a similar subject matter.

“Equity Securities” means (i) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, (ii) other securities directly or indirectly convertible into, or exercisable or exchangeable for, any securities described in clause (i) above, (iii) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (i) or (ii) above, or (iv) any agreement containing profit participation or phantom equity features with respect to any Person that is an entity.

“Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

“Fraud” means actual fraud under Delaware law. For the avoidance of doubt, “Fraud” shall not include statutory fraud, constructive fraud, equitable fraud, or negligent misrepresentation or omission.

“Fundamental Representations” means, collectively, the representations and warranties contained in [***].

“German Transfer Deed” means the local law transfer deed by which the transfer of all the Holdings Shares from Seller to Buyer pursuant to Section 2.1 shall be effected, substantially in the form attached hereto as Exhibit A.

“Germany” means the Federal Republic of Germany.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of Germany, the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision, any accrediting body, or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Hazardous Material” means any substance, whether alone or in combination with any other substance, capable of causing harm to any person or any other living organism, or damaging to the environment, public health or welfare, including radioactive substances, ozone-depleting substances, asbestos-containing materials, genetically modified organisms, petroleum, lead, polychlorinated biphenyls (PCBs), per- or polyfluoroalkyl substances (PFAS), and any other chemicals, materials or wastes, to the extent identified, regulated or defined as hazardous under applicable German, EU or foreign environmental, health or safety laws, regulations or rules, and including all matters relating to: (i) pollution or contamination of the environment; (ii) the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of any Hazardous Material or waste; (iii) the exposure of any person to any Hazardous Material or waste; (iv) the health and safety of any person, including any accidents, injuries, illnesses or diseases; (v) the creation or existence of any noise, vibration, odour, radiation, nuisance or other adverse impact on the environment; or (vi) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the environment or any part of it.

“HGB” means the German Commercial code (Handelsgesetzbuch - HGB).

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, and the relevant provisions of German criminal law regarding bribery and corruption in business transactions (Section 299 of the German Criminal Code (Strafgesetzbuch – StGB)) and bribery of public officials (Sections 333, 334 German Criminal Code), in each case to the extent directly applicable.

“Income Tax Liability” means, with respect to Germany, an amount equal to the liability for Income Taxes of the Company unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period in accordance with German law.

“Income Tax Liability Accrual” means an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability separately calculated for (a) each German tax jurisdiction in which the Company filed Tax Returns for Income Taxes for the last Tax year for which a Tax Return was due (taking into account any applicable extensions granted under German law) and (b) each German tax jurisdiction in which the Company commenced activities on or after the end of such Tax year.

“Income Taxes” means Taxes imposed on, or with reference to imposed on, or with reference to, the taxable income or profits of the Company, including corporation tax (Körperschaftsteuer), trade tax (Gewerbesteuer), and, to the extent applicable, withholding tax on distributions to shareholders (Kapitalertragsteuer), as well as any related solidarity surcharge (Solidaritätszuschlag) or similar assessments under German law but excludes any assets or liability included in the calculation of Indebtedness, Seller Transaction Expenses, and Cash.

“Indebtedness” means, with respect to the Company, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes, letter of credit, or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Final Net Working Capital), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations created or arising under any conditional sale or other title retention agreement, (vi) all obligations secured by a Lien, (vii) all obligations under each lease which shall have been or should be, in accordance with the Accounting Principles, recorded as a finance lease, (viii) all obligations of any Person which are directly or indirectly guaranteed by the Company or in respect of which the Company has otherwise assured an obligee against loss, (ix) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (viii) above, (x) all obligations with respect to any unfunded or underfunded pension schemes or other occupational retirement benefits (betriebliche Altersversorgung under the German Company Pensions Act – BetrAVG), (xi) all severance or similar obligations owed to any Service Provider whose employment with or service to the Company terminated prior to Closing (whether due before or after the Closing) and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by the Company in connection with or as a result of the satisfaction of such obligations, (xii) earned but unpaid customer rebates, and (xiii) all Liabilities due and payable to Seller or any of its Affiliates to the extent not included in the calculation of Net Working Capital. Notwithstanding the foregoing, “Indebtedness” does not include any assets or liabilities that are included in the calculation of Net Working Capital, Seller Transaction Expenses, and Cash.

“Indemnity Holdback Amount” means either the (a) Initial Indemnity Holdback Amount or (b) Reduced Indemnity Holdback Amount.

“Initial Indemnity Holdback Amount” means fifty percent (50%) of the Initial Retention Amount.

“Initial Retention Amount” means [***].

“Information Technology” means the information technology, computers, computer systems, firmware, middleware, servers, workstations, routers, hubs, Internet websites, data, databases, software programs (including open source software and third-party licensed software), source code and object code, IT-systems (including hardware, communication systems and network systems), and user manuals owned by, leased by or licensed to the Company.

“Intellectual Property” means any and all of following and all rights in, arising out of, or associated therewith, collectively, in Germany, the United States and all other countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, patent applications, and utility models (Gebrauchsmuster), (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith and all business names, company names and Internet domains, including domain name registrations and renewals, (iii) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works technical documentation, CAD files, circuit layouts, manuals and marketing materials) and all applications, registrations, and renewals in connection therewith and all design rights (Designrechte/Geschmacksmuster), (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation), including open source software and software licensed from third parties, as well as cloud services, APIs and SaaS platforms (collectively, “Software”), (vi) all database rights (Datenbankrechte), semiconductor topography rights (Halbleiterschutzrechte), and any other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing, and (ix) all other intellectual property rights, whether registered or unregistered, which are necessary for or otherwise material to the operation of the Company’s business.

“International Trade Laws” means any applicable laws, regulations, treaties, directives or orders of any jurisdiction relating to the import, export, re-export, transfer, sanctions, embargoes, customs, anti-boycott or other international trade controls, including, without limitation: (a) applicable German and European Union trade, export and customs laws (b) U.S. export control and sanction Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and to the extent applicable to the Company’s business or transactions with the United States; (c) all applicable import, export and customs laws of any other country in which the Company conducts business, and any regulations, orders or directives issued thereunder, and (d) export, import and customs laws of other countries in which the Seller or the Company has conducted and/or currently conducts business.

“Knowledge” with respect to Seller, Company or Holdings, means with respect to a particular fact or other matter, the actual knowledge of [***], or the knowledge that any of them reasonably should have after reasonable inquiry; it being understood and agreed that the obligation to conduct a “reasonable inquiry” will be deemed satisfied if the above referenced person inquires to obtain the information known by each of their direct reports.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, act, ordinance, rule, regulation, Order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens and other encumbrances of every kind.

“Losses” means any and all Liabilities, losses, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution, mitigation, or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing, including in respect of enforcement of indemnity rights hereunder); provided, however, that Losses shall not include any punitive damages except to the extent paid or payable to a third party.

“Managing Director” means [***].

“Minimum Cash” means [***]

“Net Working Capital” means the difference as of the Calculation Time between (i) the book value of the categories of assets that are reflected as current assets on Exhibit F, and (ii) the book value of the categories of liabilities that are reflected as current liabilities on Exhibit F (including (1) all obligations with respect to any bonus, commission, pension contributions, vacation, paid time off, deferred compensation or similar compensation earned by any Service Provider for any period or portion of any period ending on or prior to the Closing Date and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by the Company in connection with or as a result of the payment of such obligations; (2) an amount equal to all customer deposits and all obligations with respect to deferred revenue; (3) all Liabilities due and payable to Seller or any of its Affiliates related to purchase of goods and spare parts, assumed in the normal course of business; and (4) an amount equal to the Income Tax Liability Accrual), in each case, (A) prepared in accordance with the Accounting Principles using, to the extent in accordance with the Accounting Principles, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Balance Sheet and as illustrated on Exhibit F, and (B) excluding any assets or liabilities included in Cash, Indebtedness, Seller Transaction Expenses or Income Taxes.

“Net Working Capital Target” means Euro [***].

“Order” means any order, judgment, ruling, injunction, award, settlement, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority, or judicial or arbitration authority.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of Germany and the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Permits” means permits, licenses, registrations, qualifications, approvals, clearances, certificates, waivers, consents, exemptions, variances and authorizations by or of Governmental Authorities and any certification or accreditations by any certifying or accrediting body.

“Permitted Lien” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith, in each case for which adequate reserves have been made on the Financial Statements with respect thereto to the extent required by the Accounting Principles, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ Liens incurred in the ordinary course of business securing amounts that are not past due, (c) easements, covenants and encroachments which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the Leased Real Property, and (d) Liens created by or through Buyer upon or after the Closing.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Personal Information” means (a) information that can be used, directly or indirectly, to identify, describe, or locate a natural person, device, or household, and/or (b) is otherwise considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy Laws” means all applicable Laws issued by any Governmental Authority, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, including, as applicable, the European General Data Protection Regulation (2016/679) and any implementing German federal or state laws such as the Federal Data Protection Act (Bundesdatenschutzgesetz (BDSG)), the Federal Data Protection Act, or similar privacy and data protection laws, the Federal Trade Commission Act; the Telephone Consumer

Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act; the Computer Fraud and Abuse Act; the Payment Card Industry Data Security Standards; the General Data Protection Regulation (2016/679), the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (2017/003) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any European Economic Area member country where the Company has a presence that implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time); the UK Data Protection Act 2018; the UK General Data Protection Regulation as defined by the UK Data Protection Act as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; and the Privacy and Electronic Communications Regulations 2003.

“Privacy Policies” means each external or internal, past or present, training, manual, policy, notice, and/or statement or documents relating to Personal Information, including privacy policies and terms of use.

“Proceeding” means any suit, action, litigation, hearing, inquiry, examination, demand, proceeding, arbitration, mediation, claim, charge, investigation or audit.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“R&W Insurance Policy” means that certain Buyer-side representations and warranties insurance policy (including all exhibits, annexes and endorsements thereto) to be issued by the R&W Insurer with an initial retention amount equal to the Initial Retention Amount and a coverage limit equal to [***] in the form attached hereto as Exhibit B.

“R&W Insurer” means [***].

“Reduced Indemnity Holdback Amount” means fifty percent (50%) of the Reduced Retention Amount.

“Related Party” means Seller, Holdings, each director, manager, or officer of Seller, Holdings, and the Company, each family member of any of the foregoing, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company).

“Related Party Transaction” means any Contract, arrangement or transaction between the Company, on the one hand, and any Related Party, on the other hand.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Restricted Cash” means any cash or cash equivalents (i) collateralizing any obligation or liability, (ii) held as security deposits, (iii) in reserve or escrow accounts, (iv) subject to lockbox, dominion, control or similar Contract, (v) held in trust, custodial, fiduciary, clearing or agency capacities for the benefit of third parties, (vi) otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash and cash equivalents for any lawful purpose or (vii) subject to any repatriation costs or similar Tax; provided, however, in each case, “Restricted Cash” shall not include any cash or cash equivalents to the extent an offsetting liability of which has been included in the calculation of the Net Working Capital.

“Reduced Retention Amount” means [***].

“Representatives” means, with respect to any Person, the shareholders, members, directors, managers, trustees, officers, employees, independent contractors, agents, attorneys, accountants, advisors, and other representatives of such Person and of such Person’s Affiliates.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities with jurisdiction over the Seller or the Company (including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which the Company operates.

“Sanctions Laws” means all Laws and requirements of any jurisdiction, including the U.S., applicable to the Seller or the Company, their Affiliates or any Party to this Agreement concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) Executive Order No. 13224 of September 23, 2001 entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) the USA PATRIOT Act of 2001; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar Laws, rules, regulations and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority in the jurisdictions in which the Company operates.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which the Company operates, the subject or target of any Sanction; (f) with which any Party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (g) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Seller Indemnified Parties” means Seller and the equity holders, directors, officers, employees, agents and Representatives of Seller.

“Seller Taxes” means any Taxes (i) imposed on Seller for any taxable period, (ii) imposed with respect to Holdings or the Company or either of their assets or operations for any Pre-Closing Tax Period, (iii) imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes, real estate transfer taxes, or similar taxes under German law, for which the Buyer shall not be liable) (other than the fifty percent (50%) of any Transfer Taxes for which Buyer is responsible), (iv) of any Person other than the Company imposed on the Company as a result of being part of a tax group (Organschaft) or under similar German tax regulations for periods ending on or before the Closing Date, or (v) imposed on Buyer as a transferee or successor of the Seller.

“Seller Transaction Expenses” means (i) all of the fees, costs and expenses incurred by Seller, Holdings, or the Company in connection with, in anticipation of or incident to the negotiation, execution, and delivery of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to Holdings and the Company, including all fees, costs and expenses payable to attorneys, financial advisors, investment bankers, brokers, accountants, consultants or other advisors (but only to the extent engaged by Seller, Holdings or the Company), (ii) all payments by Seller, Holdings, or the Company to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document, (iii) fifty percent (50%) of the cost of the premiums, together with all Taxes and application, underwriting and similar fees and expenses, in connection with the R&W Insurance Policy, including those to bind the R&W Insurance Policy, for which Seller is responsible pursuant to Section 6.6; (iv) fifty percent (50%) of the cost, expenses, and any indemnities in favor of the Escrow Agent, and (v) other than paid time off, all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Transaction Document under any Contract or Employee Benefit Plan in effect prior to the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by the Company in connection with or as a result of the satisfaction of such obligations. Notwithstanding the foregoing, in accordance with Section 2.6, “Seller Transaction Expenses” shall not include the costs and expenses or any indemnities in favor, of the Notary, any assets or liabilities that are included in the calculation of Net Working Capital or Indebtedness, Income Tax, and Cash.

“Service Provider” means each current and former director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of the Company.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” means (i) any and all multi-national, German (including any tax, customs duty (Zölle), and other levy (Ein-/Ausfuhrabgaben) within the meaning of Sec. 3 para. 1–3 of the German Tax Code (Abgabenordnung, AO)), U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, real estate transfer tax, ad valorem, capital stock, social security, unemployment, disability, payroll, church, license, employee or other withholding, composite, contributions to statutory accident insurance, contributions to the Mutual Pension Assurance Association (Pensionssicherungsverein), mandatory contributions to chambers, trade organizations and other public-law corporations if dependent on tax relevant factors, investment supplements, public grants or subsidies, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any ancillary charges within the meaning of Sec. 3 para. 4 AO or comparable foreign law provisions; any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise, including without limitation any withholding tax (such as wage tax (Lohnsteuer), capital income taxes (Kapitalertragsteuer), construction-related withholding taxes (Steuerabzug bei Bauleistungen), VAT payable by the recipient), liability arising from intercompany relations or business takeovers, or under tax allocation agreements (Steuerumlageverträge), contractual damage compensation or indemnification agreements as well as duties resulting from liability assessments in connection with taxes (steuerliche Haftungsbescheide).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws, regulations or administrative requirements relating to any Tax (including all Tax declarations (Steueranmeldungen), advance Tax declarations (Steuervoranmeldungen) and Tax returns (Steuererklärungen)).

“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“U.S.” or “United States” means the United States of America.

1.2
Cross-References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

TERM	SECTION
Accountants	Section 2.4(d)
Actual Closing Schedule	Section 2.4(b)
Adjustment Escrow Amount	Section 2.3(b)
Adjustment Escrow Fund	Section 2.3(b)
Affiliated Persons	Section 6.1(a)
Agreement	Preamble
Assets	Section 4.7
Balance Sheet	Section 4.4(a)(ii)
Balance Sheet Date	Section 4.4(a)(ii)
Base Amount	Section 2.2
Business Partner	Section 6.1(c)
Buyer	Preamble
Buyer Returns	Section 6.2(a)
Closing	Section 7.1
Closing Date	Section 7.1
Closing Payment	Section 2.3(c)
Company	Recital B
Company Intellectual Property	Section 4.8(c)
Company Shares	Recital D
Confidentiality Agreement	Section 6.1(a)
Confidentiality Exceptions	Section 6.1(a)
Data Partners	Section 4.24
Data Protection Requirements	Section 4.24
Deductible	Section 8.5(a)
Direct Claim	Section 8.4(h)
Direct Claim Notice	Section 8.4(h)
Employee Benefit Plan(s)	Section 4.16(a)
Employment Agreement(s)	Section 7.2(e)
Escrow Agent	Section 2.3(b)
Escrow Agreement	Section 2.3(b)
Estimated Closing Amount	Section 2.4(a)
Estimated Closing Schedule	Section 2.4(a)
Executive Order	Definition of “Sanction Laws”
Export Approvals	Section 4.26(a)
Final Closing Amount	Section 2.4(e)
Final Net Working Capital	Section 2.4(e)
Financial Statements	Section 4.4(a)
Holdings	Preamble
Holdings Shares	Recital C
Immaterial Software License	Section 4.8(b)
Improvements	Section 4.19(b)
Incidental License	Section 4.8(b)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
Indemnity Holdback Release Date	Section 8.5(h)(ii)
Initial Deductible	Section 8.5(a)
Initial Indemnity Holdback Release Date	Section 8.5(h)(i)

Insurance Policies	Section 4.15
Key Employee	Section 4.17(b)
Leased Real Property	Section 4.19(b)
Net Recoveries	Section 8.5(e)(ii)
Notary	Section 7.3(e)
OFAC	Definition of “Sanctions”
Pre-Closing Taxes	Section 6.2(a)
Privileged Communications	Section 9.16(b)
Protest Date	Section 2.4(c)
Protest Notice	Section 2.4(c)
Purchase Price	Section 2.2
R&W Costs	Section 6.6
Real Property Leases	Section 4.9(a)(v)
Reduced Deductible	Section 8.5(a)
Reference Date	Section 4.6
Releasees	Section 6.4(a)
Releasing Parties	Section 6.4(a)
Restricted Period	Section 6.1(c)
SEC	Section 6.7(a)
Seller	Preamble
Side Letter	Section 7.2(f)
Software	Definition of “Intellectual Property”
Survival Period	Section 8.1(e)
Systems	Section 4.8(f)
Tax Claim	Section 6.2(g)
Third Party Claim	Section 8.4(a)
Top Customer	Section 4.20(b)
Top Supplier	Section 4.20(a)
Transfer Taxes	Section 6.2(e)

Article 2

PURCHASE AND SALE
2.1
Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller hereby agrees to sell to Buyer the Holdings Shares and Buyer hereby agrees to purchase from Seller the Holdings Shares. Each of the Holdings Shares is sold together with all rights and obligations attaching to them as at Closing with the right to receive profits (Gewinnbezugsrecht), including all profits which have not yet been distributed on or prior to Closing. The Parties understand and agree that the Holding Shares shall not be transferred by means of this Agreement, but rather by way of the German Transfer Deed governed by German law and to be notarized by a German notary public on the Closing Date.

2.2
Purchase Price. The aggregate purchase price for the Holdings Shares and the rights and benefits conferred herein (the “Purchase Price”) shall be $22,000,000 (the “Base Amount”), plus or minus, as the case may be, an adjustment amount as determined in accordance with Section 2.4.
2.3
Payments at Closing. Subject to the terms and conditions set forth herein, at the Closing:
(a)
Buyer shall pay to the applicable obligees thereof, on behalf of the Company and Seller and for their account, the amount of all Seller Transaction Expenses set forth on the Estimated Closing Schedule; and
(b)
Buyer shall deposit an amount equal to [***] (the “Adjustment Escrow Amount”) with Western Alliance Bank, an Arizona corporation, as escrow agent (the “Escrow Agent”), and such funds plus all income accrued thereon (the “Adjustment Escrow Fund”) shall be maintained by Escrow Agent to secure Seller’s obligations under

Section 2.4 and shall be administered and payable in accordance with an escrow agreement by and among Seller, Buyer and the Escrow Agent in the form attached hereto at Exhibit D (the “Escrow Agreement”)
(c)
Buyer shall pay to Seller an aggregate amount equal to (i) Estimated Closing Amount, minus (ii) the Initial Indemnity Holdback Amount, minus (iii) the Adjustment Escrow Amount at the time of Closing (the “Closing Payment”). Such aggregate amount shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, such designation provided to Buyer not less than two (2) days prior to the Closing Date.
2.4
Purchase Price Adjustment.
(a)
Estimated Closing Amount. Schedule 2.4 (the “Estimated Closing Schedule”) sets forth Seller’s good faith estimate of Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses. The “Estimated Closing Amount” shall be equal to (i) the Base Amount, minus (ii) the amount of Closing Indebtedness set forth on the Estimated Closing Schedule, minus (iii) the amount of Seller Transaction Expenses set forth on the Estimated Closing Schedule, plus (iv) the amount, if any, by which the Closing Cash set forth on the Estimated Closing Schedule is greater than the Minimum Cash, minus (v) the amount, if any, by which the Closing Cash set forth on the Estimated Closing Schedule is less than the Minimum Cash , plus (vi) the amount, if any, by which the Net Working Capital set forth on the Estimated Closing Schedule is greater than the Net Working Capital Target, minus (vii) the amount, if any, by which the Net Working Capital set forth on the Estimated Closing Schedule is less than the Net Working Capital Target.
(b)
Actual Closing Schedule. On or before the date that is ninety (90) days following the Closing Date, Buyer or its representatives shall prepare a schedule setting forth its determination of Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses (the “Actual Closing Schedule”) and shall deliver the Actual Closing Schedule to Seller. Net Working Capital and Closing Cash shall be determined disregarding any effects on the assets and liabilities of the Company of (i) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the transactions contemplated hereby or (ii) any cash or cash equivalents contributed to the Company by Buyer or any of its Affiliates on the Closing Date. If Buyer does not deliver the Actual Closing Schedule to the Seller within ninety (90) days after the Closing Date, then no amounts shall be due to the Buyer pursuant to this Section 2.4, and the Estimated Closing Schedule shall become final and binding upon the parties hereto as the Actual Closing Schedule for all purposes hereunder; provided, however, that the Seller may provide a Protest Notice to the Buyer in accordance with Section 2.4(c) below should the Seller determine the Actual Closing Schedule to be inaccurate.
(c)
Protest Notice. Prior to the date which is forty-five (45) days after Buyer’s delivery of the Actual Closing Schedule (the “Protest Date”), Seller may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which Seller may have to the Actual Closing Schedule. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth Seller’s determination of Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses. A Protest Notice may include disagreements based on (A) the failure of the Net Working Capital, Closing Cash, or Closing Indebtedness, in each case as reflected on the Actual Closing Schedule, to be calculated in accordance with the Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement, (B) mathematical errors in the computation of the Net Working Capital, Closing Cash, Closing Indebtedness or the Purchase Price, (C) the inability to determine or confirm, or any alleged deficiency in, items contained in the Actual Closing Schedule, and/or (D) the failure of Buyer to provide, upon Seller’s reasonable request during the above forty-five (45) day period, reasonable supporting documentation relating to its delivery of the Actual Closing Schedule. If a Protest Notice is not delivered prior to the Protest Date, the Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by Seller. If a Protest Notice is delivered prior to the Protest Date, any amounts not disputed therein shall be final, binding, and non-appealable by Seller. Upon receipt of the Actual Closing Schedule, Buyer shall, and shall cause the Company to, give Seller and its accountants reasonable access upon reasonable notice to the Company’s relevant books, records, work papers and personnel during regular business hours for the purpose of verifying Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses.
(d)
Resolution of the Protest. If Buyer and Seller are unable to resolve any disagreement with respect to the Actual Closing Schedule within thirty (30) days following Buyer’s receipt of the Protest Notice, then only the amounts in dispute will be referred to a globally reputable accounting firm to be selected mutually by the Parties (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and Seller, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Actual

Closing Schedule proposed by Buyer and Seller’s proposed adjustments thereto set forth in the Protest Notice, and absent manifest mathematical error such determination shall be final, binding and non-appealable. Each of Buyer, on the one hand, and Seller on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion (expressed as a percentage and determined by the Accountants) of the dollar value of the disputed amounts determined in favor of the other Party by the Accountants.
(e)
Final Closing Amount. The “Final Closing Amount” shall be equal to (i) the Base Amount, minus (ii) the amount of Closing Indebtedness as finally determined pursuant to this Section 2.4, minus (iii) the amount of Seller Transaction Expenses as finally determined pursuant to this Section 2.4, plus (iv) the amount, by which the Closing Cash as finally determined pursuant to this Section 2.4 is greater than the Minimum Cash, minus (v) the amount, if any, by which the Closing Cash as finally determined pursuant to this Section 2.4 is less than the Minimum Cash, plus (vi) the amount, if any, by which the Net Working Capital as finally determined pursuant to this Section 2.4 (the “Final Net Working Capital”) is greater than the Net Working Capital Target, minus (vii) the amount, if any, by which the Final Net Working Capital is less than the Net Working Capital Target. Within ten (10) days after the determination of the Final Closing Amount:
(i)
If the Final Closing Amount is less than the Estimated Closing Amount, then such difference shall be disbursed from the Adjustment Escrow Fund to Buyer; provided, however, that if the amount of the funds in the Adjustment Escrow Fund is less than the amount payable to Buyer under this Section 2.4(e)(i), in addition to the payment of the entire Adjustment Escrow Fund to Buyer, Seller shall immediately pay to Buyer an aggregate amount equal to such difference not satisfied from the Adjustment Escrow Fund; or
(ii)
If the Final Closing Amount is greater than the Estimated Closing Amount, Buyer shall immediately pay to Seller an aggregate amount equal to such difference.
(iii)
If any amount is payable to Buyer under Section 2.4(e)(i), within ten (10) days after the determination of the Final Closing Amount, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to distribute such amount to Buyer from the Adjustment Escrow Fund, and to distribute the balance, if any, of the Adjustment Escrow Fund to the Seller. If no amount is payable to Buyer under Section 2.4(e)(i), within ten (10) days after the determination of the Final Closing Amount, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to distribute the entire balance of the Adjustment Escrow Fund to the Seller.
(f)
A spreadsheet illustrating the methodology for the calculations associated with this Section 2.4 is attached as Exhibit F and the Seller shall prepare the Estimated Closing Schedule and the Buyer shall prepare the Actual Closing Schedule, in each case in accordance with such methodology.
2.5
Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under any applicable Tax Law to be deducted and withheld. Prior to making any such withholding, Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts to mitigate, reduce, or eliminate any such withholding to the extent permitted by applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any payments under this Agreement to Service Providers that are treated as compensation or wages for Tax purposes shall be made through the Company’s payroll system.
2.6
Escrow Agent; Notary. Buyer and Seller shall each pay half of all costs and expenses, and any indemnities in favor, of the Escrow Agent. Buyer shall pay all costs and expenses, and any indemnities in favor, of the Notary.
Article 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
SELLER AND HOLDINGS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer that the statements in this Article 3 are true, correct and complete as of the date hereof, except as set forth in the Disclosure Schedules.

3.1
Authorization.

(a)
Seller is duly organized, validly existing and in good standing under Delaware law, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Seller is duly qualified and authorized to transact business in each jurisdiction in which it is required to be so qualified and authorized. Seller has all requisite capacity, power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of the Seller is necessary. This Agreement and the Transaction Documents to which Seller is party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.
(b)
Holdings is duly organized and validly existing under the laws of Germany, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Holdings is duly qualified and authorized to transact business in each jurisdiction in which it is required to be so qualified and authorized. Complete and correct copies of the articles of association, the actual shareholder list and an actual excerpt of the commercial register of Holdings and all amendments thereto have been made available to Buyer. Holdings is under all applicable legal provisions entitled to conduct its business in the way it is currently conducted. Holdings has not been dissolved (aufgelöst) or wound up, and there are no reasons which would justify an administrative cancellation (Amtslöschung) or similar action in the applicable jurisdiction of it. No insolvency or similar proceedings have been initiated against Holdings. There are no threat or indications notified to Seller or Holdings that such insolvency proceedings will be initiated, nor are any circumstances known that require or would justify the initiation of or a petition for such proceedings. Holdings is not over-indebted (überschuldet) or unable to pay its due debts (zahlungsunfähig) and such inability is not impending (drohende Zahlungsunfähigkeit).
3.2
Title to Shares.
(a)
Seller has the sole voting power and sole power of disposition with respect to all of the Holdings Shares with no limitations, qualifications or restrictions on such rights and powers other than restrictions on transfer arising under applicable Law. These shares constitute the entire share capital of Seller in Holdings and represent all voting rights of Seller in Holdings. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Holdings Shares other than restrictions on transfer arising under applicable Law. After the Closing, Buyer will hold good and valid title to all of the Equity Securities of Holdings (including, but not limited to all the Holdings Shares) free and clear of any and all Liens, other than those created pursuant to agreements to which Buyer or any of its Affiliates (excluding Holdings and the Company, in each case, prior to the Closing) is a party, or restrictions under applicable Law.
(b)
Holdings has the sole voting power and sole power of disposition with respect to all of the Company Shares with no limitations, qualifications or restrictions on such rights and powers other than restrictions on transfer arising under applicable Law. These shares constitute the entire share capital of Holdings in Company and represent all voting rights of Holdings in Company. Holdings is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Company Shares other than restrictions on transfer arising under applicable Law.
3.3
Capitalization.

(a) The Holdings Shares are held as set forth in Recital (B) and constitute the entire share capital or Equity Securities of Holdings, and all of which are held and owned by Seller. Holdings’ commercial register excerpt, articles of association and actual shareholders list attached as Schedule 3.3 contain correct and complete information and correctly shows the ownership of the Holdings Shares. The corresponding capital contributions have been made in full and have not been returned. There is no obligation to make additional contributions in respect of the Holdings Shares and no open or hidden repayments have been made. Holdings has not violated any applicable Laws in connection with the offer, sale, or issuance of any of the Holdings Shares. No Person has a right or claim for the issuance of any new shares or other Equity Securities in Holdings.

(b) The Holdings Shares are free from encumbrances and any third-party rights or other defects of title (Rechtsmängel) based on property rights, contract, or tort, and no third party has any right or claim to be granted such rights or demand assignment of the Holdings Shares. In particular (without limitation), there are no liens, option rights, pre‑emptive rights, rights of first refusal, subscription rights or other acquisition rights of third parties, trust relationships, silent participations or sub-participations with regard to the Holdings Shares. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of the Holdings Shares. Holdings is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of the Holdings Shares. Holdings does not own or otherwise hold, directly or indirectly, any Equity Securities in any other Person other than the Company Shares in the Company.

3.4
Consents and Approvals. Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Seller, Holdings, or the Company in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.
3.5
No Violation.
(a)
Except as set forth on Schedule 3.5(a), the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Seller or any of its assets may be bound or affected; (ii) violate or conflict with any Law; or (iii) violate any provision of the charter documents, bylaws or similar organizational documents of Seller. No insolvency or similar proceedings have been opened or threatened in writing against Seller, and no circumstances exist which would justify such proceedings.
(b)
Except as set forth on Schedule 3.5(b), the execution, delivery and performance by Holdings of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Holdings under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Holdings or any of its assets may be bound or affected; (ii) violate or conflict with any Law; (iii) violate any provision of the charter documents, bylaws or similar organizational documents of Holdings; or (iv) result in the creation or imposition of any Lien, upon any Holdings Shares.
(c)
No insolvency or similar proceedings have been initiated or threatened against Holdings, and Holdings is not over-indebted (überschuldet) or unable to pay its due debts (zahlungsunfähig) or in danger of being so. No powers of attorney or other powers of representation exist other than those granted to authorized representatives as shown in the company registers of Holdings. Holdings has full power and ability and is not prevented by any agreement or binding judgment, decree or order from owning its assets, carrying on its business as currently conducted, or owning its property and assets. Holdings has not entered into any enterprise agreement (Unternehmensvertrag) under Sec. 291 or 292 AktG or comparable provisions, nor are there any silent partnerships, profit-participating loans, profit participation rights or other rights granting third parties profits, sales, or liquidation proceeds of Holdings.
3.6
No Brokers or Finders. Neither Seller, Holdings, the Company nor any Affiliate thereof has retained any broker or finder, or agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.
3.7
Litigation.

(a) There are no Proceedings pending or, to Seller’s Knowledge, threatened against or affecting Seller, Holdings, or the Company that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

(b) There are no Proceedings pending or, to Seller’s Knowledge, threatened, and no Proceedings were filed in the past five (5) years, by, against, or involving Holdings or its assets, properties or businesses, or its Service Providers (solely in the capacity as a Service Provider for Holdings). There has been no Order to which Holdings is or has at any time during the past five (5) years been, subject.

3.8
Claims of Seller Against the Company. Except as set forth in Schedule 3.8, neither Seller, Holdings nor any of their connected persons in accordance with Sec. 138 German Insolvency Code (InsO) has any claims or rights against the Company or any Affiliate of the Company, including future or contingent rights or claims.
3.9
No Operations.. Except as set forth in Schedule 3.9, Holdings (i) is merely a holding company for the Company and has and had no assets, operations, employees, or Liabilities, other than the equity of the Company and assets and liabilities of a de minimis nature and (ii) does not engage, and has not ever engaged, in any business or activity other than holding the equity of the Company and administrative activities incidental thereto.
Article 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE Company

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer that the statements in this Article 4 are true, correct and complete as of the date hereof, except as set forth in the Disclosure Schedules.

4.1
Authorization; Organization; Good Standing.

(a) The Company is duly organized and validly existing under the laws of Germany, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company is duly qualified and authorized to transact business in each jurisdiction in which it is required to be so qualified and authorized. Complete and correct copies of the articles of association, the actual shareholder list and an actual excerpt of the commercial register of the Company and all amendments thereto have been made available to Buyer. The Company is under all applicable legal provisions entitled to conduct its business in the way it is currently conducted.

(b) The Company has not been dissolved (aufgelöst) or wound up, and there are no reasons which would justify an administrative cancellation (Amtslöschung) or similar action in the applicable jurisdiction of it. No insolvency or similar proceedings have been initiated against the Company. There are no threat or indications notified to Seller, Holdings, or the Company that such insolvency proceedings will be initiated, nor are any circumstances known that require or would justify the initiation of or a petition for such proceedings. The Company is not over-indebted (überschuldet) or unable to pay its due debts (zahlungsunfähig) and such inability is not impending (drohende Zahlungsunfähigkeit).

4.2
Capitalization.

(a) The Company Shares are held as set forth in Recital (C) and constitute the entire share capital or Equity Securities of the Company, and all of which are held and owned by Holdings. The Company’s share register attached as Schedule 4.2 contains correct and complete information and correctly shows the ownership of the Company Shares. The corresponding capital contributions have been made in full and have not been returned. There is no obligation to make additional contributions in respect of the Company Shares and no open or hidden repayments have been made. The Company has not violated any applicable Laws in connection with the offer, sale, or issuance of any of the Company Shares. No Person has a right or claim for the issuance of any new shares or other Equity Securities in the Company.

(b) The Company Shares are free from encumbrances and any third-party rights or other defects of title (Rechtsmängel) based on property rights, contract, or tort, and no third party has any right or claim to be granted such rights or demand assignment of the Company Shares. In particular (without limitation), there are no liens, option rights, pre‑emptive rights, rights of first refusal, subscription rights or other acquisition rights of third parties, trust relationships, silent participations or sub-participations with regard to the Company Shares. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of the Company Shares. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of the Company Shares. The Company does not own or otherwise hold, directly or indirectly, any Equity Securities in any other Person.

4.3
No Violation. Except as set forth on Schedule 4.3, the execution, delivery and performance by Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Company under, any Contract; (b) violate or conflict with any Law; (c) violate any provision of the charter documents, bylaws or similar organizational documents of the Company; or (d) result in the creation or imposition of any Lien upon any assets of the Company except Permitted Liens. No insolvency or similar proceedings have been initiated or threatened against the Company and the Company is not over-indebted (überschuldet) or unable to pay its due debts (zahlungsunfähig) or in danger of being so. No powers of attorney or other powers of representation exist other than those granted to authorized representatives as shown in the company registers of the Company. The Company has full power and ability and is not prevented by any agreement or binding judgment, decree or order to own its assets, carry on its business as currently conducted, or own its property and assets. The Company has not entered into any enterprise agreement (Unternehmensvertrag) under Sec. 291 or 292 AktG or comparable provisions, nor are there any silent partnerships, profit-participating loans, profit participation rights or other rights granting third parties profits, sales, or liquidation proceeds of the Company.
4.4
Financial Statements and Financial Data.
(a)
Attached hereto as Schedule 4.4(a)(i) are copies of the following financial statements of the Company (the “Financial Statements”):
(i)
the audited financial statements, including balance sheets, profit and loss statement and notes thereto of the Company as of December 31, 2023 and December 31, 2024 and the related audited statements of income and cash flows for each of the years then ended; and
(ii)
the unaudited balance sheet of the Company as of September 30, 2025 (the “Balance Sheet” and such date, the “Balance Sheet Date”), and the related unaudited statements of income and cash flows for the nine-month period then ended. All facts that became known after the Balance Sheet Date and before finalizing the Balance Sheet (wertaufhellende Tatsachen) have been appropriately taken into account in the Balance Sheet other material facts in respect of the valuation with an impact of more than EUR 10,000.00 which became known between setting up of the respective Balance Sheet and the date of this Agreement have been communicated to the Buyer.
(iii)
The Financial Statements (including the notes thereto) (i) have been prepared in accordance with the Accounting Principles and with the diligence of a prudent business person (Sorgfalt eines ordentlichen Kaufmanns) and, except as disclosed in Schedule 4.4(a)(iii), in accordance with the relevant legal requirements and the Accounting Principles and the principles of proper accounting and bookkeeping in Germany, in each case applied consistently with their application in respect of the statutory annual accounts for the previous three (3) financial periods, (ii) adjusted to be in conformity with the Accounting Principles consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by the Accounting Principles, (iii) present fairly the assets, liabilities and financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods and present a true and fair view in all material respects (ein den tatsächlichen Verhältnissen entsprechendes Bild in allen wesentlichen Belangen) of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the balance sheet date referenced therein and for the periods to which they relate, and (iv) are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects). Since the Reference Date, the Company has not made any material changes in its accounting policies, methods, principles or practices.
(b)
The inventory of the Company is merchantable, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The inventories recorded in the Financial Statements are, with respect to quantity and quality (i) in the case of raw materials (Rohstoffe), auxiliary materials (Hilfsstoffe) and operating materials (Betriebsstoffe) and replacement parts, not obsolete; and (ii) in the case of finished products and work in progress, not obsolete and are capable of being sold or utilized in the usual course of business at their Balance Sheet values; in each case subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No inventory is recorded in the financial statements of Holdings.
(c)
All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.
(d)
There is no Closing Indebtedness other than as set forth on the Estimated Closing Schedule.
4.5
Absence of Undisclosed Liabilities. The Company does not have any Liabilities of the type that are required to be disclosed on the face of a balance sheet prepared in accordance with the Accounting Principles, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under Contracts (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company); and (d) Liabilities specifically set forth on Schedule 4.5.
4.6
Absence of Changes or Events. Since January 1, 2025 (the “Reference Date”), there has not been any one or more related or unrelated changes, events, developments or circumstances which, individually or in the aggregate, have had, or could reasonably be expected to have, an effect that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or results of operations, prospects, cash flows or employee, client or customer relations of the Company. Except as disclosed in the applicable subsection of Schedule 4.6, since the Reference Date, the Company has conducted its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Schedule 4.6, since the Reference Date:
(a)
the Company has not sold, leased, transferred, or assigned any of its assets, other than sales of inventory in the ordinary course of business;
(b)
the Company has not entered into any Contract for the purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(c)
no party (including the Company) has terminated, cancelled, amended, modified or accelerated any Contract that is listed or required to be listed on Schedule 4.9(a) or would be required to be listed on Schedule 4.9(a) if such Contract were in effect as of the date hereof;
(d)
the Company has not imposed or become subject to any Liens upon any of its assets or property, other than Permitted Liens;
(e)
the Company has not failed to make any capital expenditure reflected in any budget made available to Buyer;
(f)
the Company has not made any capital investment in, any loan to, or any acquisition of the Equity Securities or assets of, any Person or business;
(g)
the Company has not created, incurred, assumed, or guaranteed any Indebtedness (other than draws under a revolving line of credit in the ordinary course consistent with past practice);
(h)
the Company has not (i) delayed the payment of accounts payable past the date when such obligation would have been paid in the ordinary course consistent with past practice, or (ii) accelerated the collection of accounts receivable in advance of when such receivable would have been collected in the ordinary course consistent with past practice;

(i)
the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;
(j)
the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;
(k)
the Company has not made or authorized any change in any organizational document of the Company;
(l)
the Company has not issued, sold, granted, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;
(m)
the Company has not declared, set aside, or paid any dividend or made any distribution or any payment which could be treated as a distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;
(n)
the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its material property;
(o)
the Company has not entered into any Related Party Transaction or any transaction with any of its Service Providers, in either case outside of the ordinary course of business consistent with past practice;
(p)
the Company has not (i) made any increase or decrease in the base compensation of any of its Service Providers, except in the ordinary course of business consistent with past practice, (ii) adopted, amended, modified, or terminated any Employee Benefit Plan or (iii) made any other change in employment terms for any of its Service Providers except in the ordinary course of business consistent with past practice;
(q)
the Company has not received any petition for representation of its employees by any labor organization, union or association;
(r)
the Company has not conducted any plant closing or layoff of employees reduction in workforce that required notification or consultation under applicable German laws, including § 111 et seq. of the German Works Constitution Act (Betriebsverfassungsgesetz (BetrVG)), or similar Law;
(s)
the Company has not made any loans or advances of money, other than loans to employees in an aggregate amount less than $25,000;
(t)
the Company has not made any material Tax election, changed its method of Tax accounting, prepared any Tax Returns in a manner which is materially inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, filed an amended Tax Return or any past-due Tax Return, filed any Tax Return in a jurisdiction where the Company did not file a Tax Return of the same type in the immediately preceding Tax period, filed a claim for refund of Taxes with respect to the income, operations or property of the Company, or settled any claim relating to Taxes, surrender any right to a Tax refund, or consented to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes;
(u)
no resolution of the shareholder of Holdings or the shareholder of the Company has been passed, except for the shareholders’ resolutions on the approval of the financial statements;
(v)
no new employees or contractors have been hired or engaged by the Company, and there are no offers pending to hire or engage new employees or contractors by the Company; and
(w)
no employee or contractor of the Company has terminated his/her/its employment or engagement with the Company or been terminated from his/her/its employment or engagement with the Company, for any reason;

(x)
the Company has not experienced or made any material changes to its operations, including (i) any cessation of any portion of their respective operations or (ii) any complete or partial closure of any of its facilities or locations, or any change in the hours of operation of all or any portion of their respective businesses; and
(y)
the Company has not authorized or entered into any Contract to do any of the foregoing.
4.7
Assets. The Company owns good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with its business (the “Assets”), free and clear of any and all Liens (other than Permitted Liens), pledges, retention rights, reservations of title, easements or other encumbrances in favor of a third party. The tangible and intangible assets and property to which the Company has good and marketable title to, or a valid right to use, are sufficient to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of the Company has been conducted. All material items of tangible personal property owned or leased by the Company are in good working condition, ordinary wear and tear excepted. Except for laptops or cellphones that may be carried by employees or as set forth in Schedule 4.7, none of the tangible assets used by the Company are located other than at the Leased Real Property.
4.8
Proprietary Rights.
(a)
Schedule 4.8(a) contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property owned or held by or exclusively licensed to the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property owned or held by or exclusively licensed to the Company, (iii) any unregistered Trademark that is owned or held by or exclusively licensed to the Company and material to the conduct of the Company’s business as presently conducted or contemplated to be conducted, and (iv) all Internet domain names used by or registered by or on behalf of the Company (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed).
(b)
Schedule 4.8(b)-1 contains a true, complete and accurate list of all Intellectual Property licensed to the Company (excluding generally commercially available, off the shelf software programs licensed to the Company pursuant to a shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $10,000 (an “Immaterial Software License”) and Intellectual Property licensed to the Company incidental to Distribution Contracts (“Incidental Licenses”)) and any license or other agreement relating thereto. Schedule 4.8(b)-2 contains a true, complete and accurate list of all Intellectual Property licensed by the Company to any Person and any license or other agreement relating thereto (other than Intellectual Property licensed by the Company to its customers on an non-exclusive basis incidental to customer Contracts in the ordinary course of business). The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) impair any rights of the Company under, or cause the Company to be in violation of or default under, any Contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company’s use or exploitation of any Intellectual Property of any Person.
(c)
The Company exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license set forth on Schedule 4.8(b)-1 (or under a valid and enforceable Immaterial Software License or Incidental License) to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (other than restrictions set forth in any applicable Intellectual Property licenses) (collectively, the “Company Intellectual Property”). None of the Company Intellectual Property owned by or exclusively licensed to or purported to be owned by or exclusively licensed to the Company is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Intellectual Property is pending, reasonably foreseeable or, to the Knowledge of the Company, threatened, except for patents expiring at the end of their statutory term. Except as specified on Schedule 4.8(c)-1, the Company has taken all action necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents and paid all fees and Taxes (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Company Intellectual Property. Except as specified on Schedule 4.8(c)-1 and without limiting the generality of the foregoing, (i) the Company has to the extent possible filed all affidavits or other documents regarding its registered Trademarks that are required or useful to render such Trademarks incontestable or otherwise enhance the scope or strength thereof and (ii) all assignments and exclusive licenses of any Intellectual Property to the Company or any predecessor-in-interest thereof have been timely and properly recorded with the German Patent and

Trademark Office, or other appropriate agency to the extent required or reasonably advisable. Each Service Provider has executed a valid and enforceable written agreement or the Company otherwise owns rights in accordance with German law according to the law on employee inventions (Arbeitnehmererfindungsgesetz) assigning to the Company ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by the Company. All inventions of Service Providers have been duly notified, claimed, and assigned to the Company in accordance with the German Employee Inventions Act (Arbeitnehmererfindungsgesetz) or any equivalent applicable Law. Except as specified on Schedule 4.8(c)-2, neither Seller nor Holdings owns or holds any Intellectual Property that is used, commercialized or exploited in any way by the Company.
(d)
Except as set forth on Schedule 4.8(d), (i) there have been no claims made or threatened against the Company that were either pending during the three (3) years prior to the date hereof or are presently pending asserting the invalidity, misuse or unenforceability of any Company Intellectual Property or challenging the Company’s ownership of Intellectual Property owned or purported to be owned by the Company or right to use, commercialize or exploit any other Company Intellectual Property, in either case free and clear of Liens (other than restrictions set forth in any applicable Intellectual Property licenses), and there is no basis for any such claim, (ii) the Company has not received any notices of, and there are no facts which indicate a likelihood of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by the Company of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the Company’s business as previously conducted has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise, and (iv) no Company Intellectual Property has been infringed, misappropriated or violated by any other Person.
(e)
Except as set forth on Schedule 4.8(e), no owned Software contains open-source or copyleft components that would require disclosure of source code or restrict the Company’s ability to charge license fees.
(f)
The computer, information technology and communication systems, including the Software, hardware and networks (including any virtual private networks), and all programs, data, information and databases that are available or thereon or processed thereby (collectively, the “Systems”), currently used or owned by the Company are sufficient for the current and anticipated future needs of the business of the Company, including as to capacity and ability to process current and anticipated future peak volumes in a timely manner. The Systems are sufficient to allow for all of the Service Providers who work, or at any time during the past twelve (12) months have worked, from remote locations to do so without any material disruption to or interruption of the Company’s business. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused any material disruption or interruption in or to the use of such Systems by the Company or the conduct of its business, and there have been no material slowdowns in the Systems or the use thereof as a result of work performed from any remote locations.
4.9
Contracts.
(a)
Schedule 4.9(a) contains a true, complete and accurate list (by reference to the applicable subsection hereof) of:
(i)
each Contract that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $200,000 or more per calendar year;
(ii)
except for Distribution Contracts containing territorial allocations and restrictions, each Contract that restricts the Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world, or soliciting for employment or engagement or employing or engaging any Person;
(iii)
except with respect to Distribution Contracts, each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any business or material assets, as to which the Company has continuing material obligations or material rights;
(iv)
except with respect to Distribution Contracts, each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(v)
each Contract whereby the Company leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);
(vi)
each Contract with respect to Indebtedness or the Seller Transaction Expenses;
(vii)
each Contract with any Governmental Authority that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $100,000 or more per calendar year;
(viii)
each Contract pursuant to which the Company leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of the Company to use, commercialize or otherwise exploit any Company Intellectual Property (including a covenant not to sue) material to its business as currently conducted (excluding Immaterial Software Licenses or Incidental Licenses);
(ix)
each Contract pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property other than any non-exclusive license granted pursuant to any customer Contract in the ordinary course of business;
(x)
except with respect to Distribution Contracts, each Contract that contains any fixed or indexed pricing, “most-favored customer” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;
(xi)
each Contract with a labor union or labor organization or other employee representative;
(xii)
each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan, or any other Employee Benefit Plan or arrangement;
(xiii)
each Contract with any current Service Provider who is not an employee as well as each Contract with any firm or other organization providing commission or sales-based services to the Company;
(xiv)
each Contract with a Related Party or any affiliate (verbundene Unternehmen im Sinne der §§ 15 ff. AktG) or connected persons of a Seller (nahestehende Personen im Sinne des § 138 InsO) that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $100,000 or more per calendar year;
(xv)
each Contract that grants any Person other than the Company any rights of first refusal, rights of first negotiation or similar rights;
(xvi)
each Contract that contains indemnification obligations of the Company, except for Contracts entered into by the Company in the ordinary course of business;
(xvii)
each Contract with a Top Supplier or Top Customer other than purchase orders entered into in the ordinary course of business;
(xviii)
other than employment Contracts, each Contract with any Person providing any sales, marketing, business generation, brokering, referral or related services to the Company; and
(xix)
each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

True, complete and accurate copies of the Contracts listed or required to be listed on Schedule 4.9(a), together with all amendments and modifications thereto, have previously been made available to the Buyer, or, to the extent any of such Contracts are oral, Schedule 4.9(a) contains a description of the material terms thereof. Each Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses.

(b)
Except as set forth on Schedule 4.9(b), the Company is not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract. Except as set forth on Schedule 4.9(b), no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under, any Contract. Since the Reference Date, the Company has not received any notice regarding any actual or alleged violation or breach of, or default under any Contract. The Company has not received any notice, nor does the Company have any Knowledge that, a counterparty to any Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Contract. The Company has no material indemnification liability under any Contract.
(c)
The Company has not at any time derived any revenue from any business or any Contracts awarded due to any designation as, or by virtue of meeting any Person’s definition of, a “female,” “minority,” “military veteran” or “small business” or any similar designation or other set-aside or preferential program. The Company is not a party to any Contract pursuant to which the Company has represented to any other Person that it is a “small business,” “female owned,” “minority owned” or “military veteran owned” or has any other similar particular characteristics.
4.10
Litigation.
(a)
Except as set forth on Schedule 4.10(a), there are no Proceedings pending or, to the Knowledge of the Company, threatened against (i) the Company or (ii) to the extent related to the Company, any Service Provider.
(b)
Except as set forth on Schedule 4.10(b), there are no Proceedings pending or threatened by the Company.
(c)
Except as set forth on Schedule 4.10(c)-1, for any Proceedings identified on Schedule 4.10(a) or 4.10(b), (i) the Company has made available to the Buyer true, complete and accurate copies of all pleadings and material correspondence relating to each such Proceeding, (ii) no such Proceeding would reasonably be expected to result in the Company incurring aggregate Losses with respect thereto of more than $25,000, and (iii) except as set forth on Schedule 4.10(c)-2, the Company will have paid before the Closing, all fees and expenses of counsel and other representatives of the Company incurred on or before the Closing Date in connection with such Proceeding.
(d)
Schedule 4.10(d) sets forth a complete and correct list and description of all Proceedings against or by (i) the Company or (ii) to the extent related to the Company, any Service Provider, in each case, that has been resolved in the past five (5) years.
(e)
Schedule 4.10(e) sets forth any Order to which the Company is, or has at any time during the past five (5) years been, subject.
4.11
Compliance with Applicable Laws. Except as set forth on Schedule 4.11, the Company and Holdings are and have been during the past five (5) years in compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and the Assets, and neither the Company nor Holdings has received notice during the past three (3) years of any actual or alleged violation of any Law.
4.12
Permits. The Company and Holdings each hold and has held during the past five (5) years all Permits necessary for the conduct, ownership, use, occupancy or operation of their businesses or the Assets, or as otherwise required by any Law. All such Permits are valid and in full force and effect. The Company and Holdings each is, and has been during the past five (5) years, in compliance with all such Permits, and neither the Company nor Holdings has received notice during the past three (3) years of any actual or alleged violation of any Permit. No revocation, suspension, cancellation or other adverse modification of any such Permit is pending or, to the Knowledge of the Company or Holdings, threatened. All such Permits are identified on Schedule 4.12 and complete and correct copies thereof have been made available to Buyer.
4.13
Health, Safety and Environment.

(a)
The Company is, and has been during the past five (5) years, in compliance with all applicable Environmental and Safety Requirements. The Company has obtained, maintains, and complies with all Permits required under Environmental and Safety Requirements, and no Proceeding is pending, or to the Knowledge of the Company, threatened, to revoke, modify, or terminate any such Permit. During the past three (3) years, the Company has not received notice of any actual or alleged violation of any Environmental and Safety Requirements (or any Permits required under Environmental and Safety Requirements) with respect to the Company, any Leased Real Property, any real property formerly owned, leased, or used by the Company or any of its predecessors, or any property to which the Company or any of its predecessors, or any Person on behalf of the Company or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material.
(b)
There are no Hazardous Materials present in, at, under, about or migrating to or from, any (i) Leased Real Property, (ii) real property formerly owned, leased, or used by the Company or any of its predecessors, or (iii) property to which the Company or any of its predecessors, or any Person on behalf of the Company or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material, in each case, that has or could reasonably be expected to give rise to, result in, or serve as a basis for any Liability of the Company under Environmental and Safety Requirements.
(c)
Except in compliance with Environmental and Safety Requirements (and all Permits required under Environmental and Safety Requirements), the Company has not used, manufactured, generated, stored, treated, disposed of, handled, transported, arranged for treatment or transport, or placed any Hazardous Materials on, in, at, under, or around and (i) Leased Real Property, (ii) real property formerly owned, leased, or used by the Company or any of its predecessors, or (iii) property to which the Company or any of its predecessors, or any Person on behalf of the Company or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material.
(d)
During the past five (5) years, the Company has not been subject to, nor has received any notice of, any Proceeding related to (i) the Release of Hazardous Materials or (ii) noncompliance with, Liabilities under or imposing civil or criminal penalties or injunctive relief for a violation of any Environmental and Safety Requirements (or any Permits required under Environmental and Safety Requirements).
(e)
The Company does not have any contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.
(f)
No underground storage tanks or related piping are located on, under, or at any Leased Real Property, and the Company has not removed or caused any such tank or piping to be removed, nor has there been any such removal from any Leased Real Property or any former operating location that could reasonably be expected to give rise to, result in, or serve as a basis for any Liability of the Company under Environmental and Safety Requirements.
(g)
No current facts, circumstances, or conditions exist with respect to the Company, their respective businesses, any Leased Real Property, any real property formerly owned, leased, or used by the Company or any of its predecessors, or any property to which the Company or any of its predecessors, or any Person on behalf of the Company or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Material that, in each case, would result, individually or in the aggregate, in the Company’s incurring material Liability, or material, unbudgeted capital expenditures to achieve or maintain compliance, under Environmental and Safety Requirements (or any Permits required under Environmental and Safety Requirements).
(h)
The Company has made available to the Buyer true, complete and accurate copies of all material environmental assessment reports, health and safety audits, and reports of investigations with respect to the Company or the Leased Real Property in the Company’s possession or control.
4.14
Taxes.
(a)
The Company and Holdings each have timely and properly filed and been included in all Tax Returns required to be filed by it or in which it is required to be included with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company. All such Tax Returns are accurate and complete in all material respects. The Company has timely and properly paid all Taxes required to be paid by the Company or with respect to its Assets, whether or not shown on such Tax Returns.

(b)
The Tax documentation, evidence and documentation requirements of all applicable German Tax Laws have been observed and complied with by Holdings and the Company at all times.
(c)
All Tax deficiencies of Company and Holdings that have been claimed, proposed, or asserted in writing by any Governmental Authority against the Company have been fully paid or finally settled.
(d)
Except as set forth on Schedule 4.14(d), no Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to the Company and Holdings. The Company and Holdings each has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.
(e)
The place of effective management, the registered office, and the administrative headquarters of the Company and Holdings are all located in Germany.
(f)
For Company and Holdings, no permanent establishments for Tax purposes, Tax presence, or branches are maintained in any country other than the one in which the Company’s registered office is located.
(g)
No claim has ever been made by an authority in a jurisdiction where the Company and Holdings do not file Tax Returns that the Company or Holdings may be subject to taxation by that jurisdiction.
(h)
Except as set forth in Schedule 4.14(h), there are no Liens of Company and Holdings on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(i)
Except as set forth in Schedule 4.14(i), as of the Closing Date, the Company and Holdings have not obtained assets at a value below going concern (Teilwert) by contribution or restructuring measures or in any other way, made Tax-efficient deductions from the book value of assets in accordance with Sec. 6b German Income Tax Code (EStG) or any comparable provision under the Law of another jurisdiction, formed Tax-free reserves.
(j)
The Company and Holdings have not built up reserves for adjustment under Sec. 4g German Income Tax Code (EStG) or under any comparable provision under the Law of another jurisdiction, for the purpose of avoiding the immediate taxation of any assets which cease to be subject to German Tax Law, which were not fully resolved as of the Closing Date.
(k)
The Company and Holdings have timely and properly withheld and paid all Taxes required under applicable Law to have been withheld and paid in connection with any amounts paid or owing to any Service Provider, equity interest holder, or other third party. All required filing notifications required with respect thereto have been properly completed and timely filed. The Company has consistently treated any workers that it treats as independent contractors in accordance with German Law.
(l)
The Company and Holdings are not party to any agreement the principal purpose of which is to allocate or share liability for Taxes between or among the Company or Holdings, on the one hand, and other Persons, on the other hand, including, for the avoidance of doubt, any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up Contract.
(m)
Except as set forth in Schedule 4.14(m), the Company and Holdings (i) do not have any Liability for Taxes of another Person as a transferee or successor, by contract, or otherwise, (ii) does not own any Equity Security or has another interest in any Person and (iii) has never owned any Equity Security or had another interest in any Person.
(n)
The Company and Holdings have timely and properly collected all applicable sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority. The Company and Holdings have timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from VAT or similar Taxes imposed on or due from the Company. As of the Closing Date the Company and Holdings are not obliged to make input VAT adjustments in accordance with Sec. 15a German VAT Act (UStG) or any comparable provisions under the Law of another jurisdiction, or assumed input VAT adjustment periods (Berichtigungszeiträume) upon the acquisition of a business as a going concern (Geschäftsveräußerung im Ganzen).
(o)
None of the Company’s and Holding’s Assets are subject to special tax rules under German Law or HGB that could affect the purchase or ownership of such assets.
(p)
Except as set forth in Schedule 4.14(p), the aggregate unpaid Taxes of the Company and Holdings (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Company and Holdings in preparing its Financial Statements. The unpaid Income Taxes of the Company and Holdings for all taxable periods (or portions thereof) ending on or before the Closing Date will not exceed the Income Tax Liability Accrual.
(q)
There is no Contract, plan or other arrangement (including this Agreement, the Transaction Documents, the arrangements contemplated hereby and thereby and the other arrangements made in connection herewith or therewith) covering any Service Provider that, considered individually or considered collectively with any other such Contracts, plans and other arrangements, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to applicable German Tax Law as a result of the transactions contemplated by this Agreement. The Company and Holdings are not a party to any Contract, plan or other arrangement, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes levied in Germany.
(r)
The Company and Holdings have not requested or received a ruling from any Governmental Authority or entered into any Contract with any Governmental Authority that might impact the amount of Tax due from Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing Date. The Company has not triggered retention periods (Sperrfristen) or holding periods (Haltefristen) in connection with Taxes (e.g. Sec. 6 para. 5 sentence 4 et seq. German Income Tax Act (EStG), Sec. 8 para. 4 German Corporate Income Tax Act (KStG), Sec. 12 para. 3 sentence 2, Sec. 15 para. 3 sentence 3 et seq., Sec. 26 para. 2 German Reorganisation Tax Act (UmwStG)).
(s)
The Company and Holdings have not applied for or received any of the following Tax relief measures in the course of the Covid-19 pandemic: (i) reductions of Tax pre-payments (Anpassung von Vorauszahlungen) pursuant to Sec. 110 German Income Tax Act (EStG), Sec. 19 para. 3 German Trade Tax Act (GewStG), Sec. 19.2 German Trade Tax Guidelines (GewStR) and the decrees of the German Finance Ministry (BMF) dated 19 March, 24 April and 22 December 2020 and 18 March, 15 April, 20 July and 7 December 2021 as well as 31 January 2022, (ii) extensions for filing of preliminary wage Tax returns pursuant to the decree of the German Finance Ministry (BMF) dated 23 April 2020, (iii) flat-rate carry back for expected losses (vorläufiger Verlustrücktrag) pursuant to Sec. 111 German Income Tax Act (EStG). Furthermore, the Company has not provided remunerations in cash or in kind to their employees pursuant to Sec. 3 no. 11a and Sec. 3 no. 28a German Income Tax Act (EStG).
(t)
The Company and Holdings each has not distributed or caused to be distributed any shares or equity interests in another entity in a manner that would conflict with German corporate or Tax Law.
(u)
The Company and Holdings each has not deferred the recognition of any income, expenses or tax obligations in a manner inconsistent with applicable Accounting Principles or Tax Law.
(v)
Each Employee Benefit Plan or deferred compensation arrangement of the Company that is subject to German Law has been administered in compliance with applicable German labor and Tax regulations, and no material modification has occurred that would create additional Tax or social security liabilities for any employee or the Company.
(w)
The Company and Holdings have not undertaken any legal transactions or measures (actions or omissions) that could be considered by the Tax authorities as a hidden distribution of profits (verdeckte Gewinnausschüttung). All deliveries, services and other transactions are consistent with an arm's length comparison; in particular, they comply with the relevant Laws and administrative instructions, German income and corporate Tax Law, the Foreign Tax Act and the administrative instructions for income allocation in internationally affiliated companies. Notwithstanding anything to the contrary herein, nothing in this Section 4.14(w) shall include any representations about the legal transactions or measures (actions or omissions) of the Seller or its related parties (as defined under Section 1 (2) of the

Foreign Tax Act (AStG)), except as such legal transactions or measures (actions or omissions) relate to Holdings or the Company.
4.15
Insurance Policies. Schedule 4.15(a) contains a true and complete list of all insurance policies to which the Company is a party or which provide coverage to, or for the benefit of, or with respect to, the Company (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all Insurance Policies have been made available to Buyer. Schedule 4.15(b) contains a true and complete description of any self-insurance or co-insurance arrangements by or affecting the Company, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage. The Company is current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of its obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past five (5) years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of the Company.
4.16
Employee Benefit Plans.
(a)
Except as set forth on Schedule 4.16(a), neither the Company, nor any Affiliate, has ever maintained, sponsored, adopted, made contributions to, or obligated itself to make contributions to, or to pay any benefits, or grant rights under, or with respect to, or has any other Liability with respect to, any pension commitments, occupational pension schemes (betriebliche Altersversorgung) or comparable retirement or post-employment benefits, whether direct, indirect or through external vehicles (such as pension funds, support funds (Unterstützungskassen), direct insurance (Direktversicherungen), pension commitments (Direktzusagen), pension funds (Pensionsfonds), pension schemes (Pensionskassen)), nor any other benefits beyond statutory entitlements or any other plan, program, policy, practice, arrangement or agreement providing for compensation or benefits of any kind to any individual (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”). Schedule 4.16(a) contains a complete list of all agreements and commitments under which the Company is obliged to provide occupational pension benefits to current or former personnel or their survivors.
(b)
Neither the Company, nor any Affiliate, has established or is obliged to establish any other employee participation, bonus, profit-sharing, stock option, phantom stock, severance, change-of-control or similar plans or arrangements.
(c)
All obligations to pay social security contributions, pension contributions or similar statutory contributions in Germany (or other applicable jurisdictions) have been duly fulfilled.
(d)
All existing Employee Benefit Plans (if any) have been established, maintained and administered in compliance with applicable German Law (or other applicable jurisdiction). Each Employee Benefit Plan has been in compliance with, and is operated and funded in such a manner as to comply with, applicable Tax and social security Laws, including the proper treatment of contributions, benefits and funding vehicles.
(e)
There are no Proceedings or claims pending or threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could give rise to any Liability, Proceeding or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.
(f)
No Employee Benefit Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including Tax authorities, social security authorities or pension supervisory authorities.
(g)
Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been established, documented, maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable Laws. With respect to each Employee

Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued on the Financial Statements in accordance with the Accounting Principles.
(h)
None of the Company, Seller nor any other person prohibited under applicable German labor, Tax or social security Law has engaged in any prohibited transaction or comparable unlawful act with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Company or any Service Provider to any Liability.
(i)
Each Employee Benefit Plan has been administered in compliance with applicable health care continuation and data protection requirements under German and EU Law. No Employee Benefit Plan provides post-termination medical or life or other welfare benefits other than as required by mandatory Law.
(j)
With respect to each Employee Benefit Plan, the Company has provided Buyer the most recent true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) any actuarial or financial reports required under German Law; (iii) any communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; and (iv) any comparable documents with respect to Employee Benefit Plans subject to any foreign Laws that are required to be prepared and filed under the applicable Laws of such foreign jurisdiction.
(k)
All required reports with respect to each Employee Benefit Plan have been timely and accurately filed with the competent German authorities and, as appropriate, provided to participants in the Employee Benefit Plan.
(l)
Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any event) (i) trigger any special Tax charge under applicable German Law becoming due to any Service Provider, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.
(m)
No communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.
(n)
The Company has, for purposes of each relevant Employee Benefit Plan, correctly classified all Service Providers as common law employees, leased employees, independent contractors or agents of the Company.
4.17
Employees; Labor Relations.
(a)
Schedule 4.17(a) lists the Company’s employees, managing directors, and independent contractors, setting forth the name, title and total compensation (including bonuses) for such Person. The salary and wage structure of the Company – including allowances and other special remunerations and all additional benefits of monetary value (such as company cars, insurance, etc.) – has been disclosed to the Buyer with the complete but, for data protection reasons, anonymous personnel list attached to this Agreement in Schedule 4.17(a).
(b)
Schedule 4.17(b) sets forth, in each case, since January 1, 2025, (i) any termination, layoff, furlough, implementation of job sharing, change in hours worked or compensation (other than increases or bonuses in the ordinary course of business consistent with past practice) or other change of employment status or terms with respect to any Service Provider earning more than EUR 96,000 per annum (a “Key Employee”) and (ii) a list of all Service Providers working from home or a location other than a facility or location of the Company and whether such Service Provider worked primarily at a facility or location of the Company prior to January 1, 2020. Except as set forth in Schedule 4.17(b), (A) since January 1, 2025, no employment, or other occupational relationship between the Company on the one hand, and any Key Employee, director, or officer, on the other hand, has been terminated or is otherwise in the process of coming to an end; (B) the Company has not received any notice, nor does the Company have any Knowledge, that any Key Employee will or could reasonably be expected to terminate or modify their arrangement with the Company; and (C) no employee, contractor, or other personnel has any rights – in particular, rights to severance payments or indemnification or termination rights – by virtue of the content or effect of this Agreement.

(c)
Schedule 4.17(c) sets forth a list of all Service Providers on any leave or paid time off that on the Closing Date has exceeded thirty (30) consecutive days. No current Service Provider has given notice of his or her intent to terminate his or her employment or service and no notice of termination has been given to any Service Provider by the Company. No Service Provider of the Company is party to any Contract that materially restricts the Service Provider’s performance of duties or otherwise materially interferes with the conduct of the business.
(d)
The Company has duly performed all of its obligations under each employment agreement. All salaries or other compensation due to employees or former employees of the Company have been paid when due. The Company has fully complied with all withholding and/or reporting obligations to Tax and social contributions on all salary and other taxable fringe benefits. All salary, bonus and other fringe benefits have been handled in accordance with applicable Law. The Company has complied with all its obligations under any applicable Law concerning the health and safety at work of its employees, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.
(e)
There are no charges or complaints of unlawful harassment or discrimination pending or threatened against the Company by any of their employees. The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it became aware.
(f)
Except as set forth in Schedule 4.17(f), no works council or any similar employee representative bodies are installed at the Company and to the Seller’s Knowledge there is no threat of such an installment. The Company is not bound by, party to and there are no obligations arising from collective bargaining agreements (Tarifverträge), social compensation plan (Sozialplan), reconciliation of interests (Interessenausgleich) or, except as set forth in Schedule 4.17(d) works agreements (Betriebsvereinbarungen), or other agreements or understandings (e.g. regulation agreements) with employee representatives; company practices or general statements to employees (e.g. total commitment); or memberships of employer associations or obligations to establish such memberships.
(g)
The Company does not employ pseudo-independents (Scheinselbständige) nor temporary employees.
(h)
Except as set forth in Schedule 4.17(h), the Company has not granted loans to any employees, contractors, or other personnel which are currently outstanding.
(i)
No payments for compliance with non-competition clauses are made to former employees or board members of the Company and no corresponding payment claims exist.
(j)
Schedule 4.17(j) contains a complete and accurate list of all obligations existing as at the Closing Date of the Company to make payments in respect of deferred remuneration (aufgeschobene Gehaltsbestandteile), retirement bonuses (Ruhestandstantiemen), pro rata supplemental payment obligations (ratierlich aufgestockte Verpflichtungen) which become due for payment upon departure of an employee from the company, or similar obligations arising by virtue of Law, Contract or business practice and existing as at the Closing Date, which provide for payments or contributions to employees or bodies or to former employees or bodies of the Company.
(k)
No labor court Proceedings are pending against the Company (including proceedings relating to occupational pension matters) and there is no indication that any such Proceedings are pending.
(l)
All existing compensation packages, including bonuses, to any Service Provider are at normative market rate and bonuses are associated with the Company’s business performance.
4.18
Transactions with Related Parties; Intercompany Transactions.
(a)
No Related Party has any direct or indirect interest in (i) any material customer of the Company, other than the financial interests that Seller has in selling its products to any customer , (ii) any supplier of the Company (other than Seller itself), nor (iii) any assets or property used by the Company (including any Intellectual Property) other than Seller’s products that are sold by the Company. Other than purchase orders entered into in the ordinary course of business, Schedule 4.18(a) sets forth the parties to and the date, nature and amount of each Related Party Transaction in effect since the Reference Date (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees). Except as set forth on Schedule 4.18(a), purchase orders entered into in the ordinary course of business, and salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees, from and after the Closing Date, the Company shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related Party Transaction.
(b)
Schedule 4.18(b) sets forth all purchase orders between Seller and the Company since the Reference Date. Other than purchase orders entered into in the ordinary course of business or Related Party Transactions set forth on Schedule 4.18(a), there are no material services and commercial arrangements provided by Seller (including Holdings) to the Company since the Reference Date. All Related Party Transactions, including the purchase orders set forth on Schedule 4.18(b), between Seller and Company have been entered into on terms which are at arm’s length and are usual in the market.
(c)
Except for the transactions described in Schedule 4.18(b), the Company operates as an autonomous, independent Subsidiary of Holdings, without reliance upon any products or services provided by Seller, Holdings, or any of their Affiliates.
4.19
Real Property.
(a)
The Company does not own and has never owned any real property.
(b)
Schedule 4.19(b)-1 sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by the Company (“Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. Any rental agreement with respect of the Leased Real Property has been validly concluded, the required rent securities have been provided and the Company is not in breach of material obligations in connection with the Leased Real Property. Except as set forth on Schedule 4.19(b)-2, with respect to each Leased Real Property, (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, (ii) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof and (iii) there are no special, general or other assessments pending against the Company or affecting any Leased Real Property that would be payable by the lessee thereof. The Leased Real Property comprises all of the real property that is used in or otherwise related to the business of the Company. Except as set forth on Schedule 4.19(b)-2, all buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Leased Real Property (collectively, “Improvements”) are in good working condition and are sufficient for the operation of the business of the Company as currently conducted. There are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. The Company has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property. There is no pending or, to the Knowledge of the Company threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. The current use and occupancy of the Leased Real Property and the operation of the Company’s business as currently conducted do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property. No fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.
4.20
Suppliers and Customers.
(a)
Schedule 4.20(a) contains a complete and correct list of (i) the ten (10) largest suppliers to the Company (excluding utilities) by the aggregate dollar value of purchases by the Company during (A) the calendar year of 2024 and (B) the eight month period ended August 31, 2025 (each a “Top Supplier”) and (ii) with respect to each Top Supplier such aggregate dollar value of purchases. Since the Reference Date, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company. The

Company has not received any notice, nor does the Company have Knowledge, that any Top Supplier will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Top Supplier terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company. There is no material dispute pending with any Top Supplier, and the Company has not received any notice, nor does the Company have any Knowledge, of a reasonable basis for any such dispute. Since the Reference Date, Company has not experienced any shortages of supplies and Company has not received any notice, nor does the Company have any Knowledge of, any current or potential shortage of supplies.
(b)
Schedule 4.20(b) contains a complete and correct list of (i) the ten (10) largest customers to the Company by the aggregate dollar value of purchases by the Company during (A) the calendar year of 2024 and (B) the eight month period ended August 31, 2025 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales. Since January 1, 2024, no Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company. The Company has not received any notice, nor does the Company have any Knowledge, that any such Top Customer will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Top Customer terminating or adversely modifying, the amount, pricing, frequency, or terms of the business such Top Customer conducts with the Company. There is no material dispute pending with any Top Customer, and the Company has not received any notice, nor is there a reasonable basis for any such dispute.
4.21
Bank Accounts. Schedule 4.21 is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.
4.22
Trade Names; Business Locations. Schedule 4.22 sets forth all fictitious, doing business as or trade names that the Company has been known as or used and all locations, offices or places of business the Company has used, in each case, in the past five (5) years. Except as set forth in Schedule 4.22, the Company is not the surviving corporation of a merger or consolidation.
4.23
Products and Services. Except as set forth on Schedule 4.23, during the five (5) years prior to the date hereof, all products and services manufactured, sold, delivered or provided by the Company have been in material conformity with all applicable warranties, and the Company does not have any Liability for replacement or re-performance thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No products or services manufactured, sold, delivered or provided by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Buyer. Except as set forth on Schedule 4.23, during the five (5) years prior to the date hereof, the Company has not received any notice of any claims for, and there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. Except as set forth on Schedule 4.23, the Company has not had and does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or with respect to any services rendered by the Company.
4.24
Privacy and Data Security. The Company complies with, and has at all times during the past five (5) years complied with: (i) all Privacy Laws, (ii) all Privacy Policies applicable to the Company, and (iii) all contractual commitments, including any terms of use, that the Company has entered into with respect to the Processing of Personal Information (collectively, the “Data Protection Requirements”). The Company has made available true, complete, and correct copies of all Privacy Policies. The Company has at all relevant times presented a Privacy Policy to individuals prior to the collection of any Personal Information, and all Privacy Policies are, and have at all times, been materially accurate, consistent and complete and not misleading or deceptive (including by omission). The Company routinely engages in due diligence of vendors, processors or other third parties Processing Personal Information collected by and/or Processed by or for the Company (collectively, “Data Partners”) before allowing them to access, receive or Process Personal Information. The Company has valid and enforceable agreements in place with all Data Partners that comply with applicable Data Protection Requirements. The Company has implemented, and at all times during the past five (5) years maintained, and required all Data Partners to implement and maintain, at a minimum, industry standard security measures, plans, procedures, controls, and programs, including a written information security program, to protect and maintain the security of the Company’s Computer Systems and Company Data. Such measures include technical and organizational measures to ensure that only authorized employees or agents of the Company have access to Personal Information, and that Personal Information is processed in compliance with Data Protection Laws. Except as set forth in Schedule 4.24, during the past five (5) years, the Company has not suffered any material business disruptions, material loss of data, or material security breach that required or still requires notification to any supervisory authority. The Company has not received any material complaints, notifications, or allegations of breach of Privacy Laws from any supervisory authority The Information Technology operates and performs in all material respects as currently required to operate the Company’s business taken as a whole. The Information Technology does not contain any worms, viruses, bugs or other embedded faults or other malicious devices that could adversely impact the functionality of the Information Technology. The Company has implemented backup, security, and disaster recovery technology designed to be consistent with applicable regulatory standards. The Company maintains insurance coverage containing industry standard policy terms and limits that are reasonable to respond to the risk of liability relating to any unauthorized Processing of Personal Information, a security incident, or any violation of Data Protection Requirements, and no claims have been made under such insurance policy(ies). The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Data Protection Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit Buyer’s rights to own and Process any Personal Information used in or necessary for the operation of all the Company’s businesses; or (iv) otherwise prohibit the transfer of Personal Information to Buyer.
4.25
Anticorruption; Improper Payments.
(a)
Since 2020 , neither the Company, nor Holdings, nor any officer, director, agent, manager, or employee of the Company nor Holdings, has in connection with the business of the Company and Holdings, directly or indirectly, taken any act that would cause the Company or Holdings to be in violation of Improper Payment Laws , including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Each of Holdings and the Company comply, at have at all times complied, in all material respects, with all Improper Payment Laws including applicable anti-bribery and anti-corruption Laws in Germany, the EU, and other jurisdictions where the Company operates. Without limiting the generality of the foregoing, there has been no use or authorization of money or anything of value relating to any unlawful payment in connection with the business of the Company and Holdings or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company relating to the same. None of the Company, Holdings, or the Seller, or any of their respective Affiliates or Persons acting on their behalf has received any notice or communication from any Person that alleges, and the Company and Holdings have not been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. None of the Company and Holdings has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company or Holdings. The Company maintains, and has maintained, compliance policies, procedures and internal controls reasonably calculated to ensure compliance with and avoid violations of all material provisions of applicable Improper Payment Laws.
(b)
Neither the Company nor Holdings nor any of their directors, officers, employees or agents have, directly or indirectly, in connection with the business of the Company (i) entered into any unlawful price fixing arrangement with any third party, (ii) used any funds of Holdings or the Company for bribes, other unlawful purposes or political contributions, in each case, in violation of Improper Payment Laws, (iii) requested or accepted any bribes or other benefits, in each case in violation of Improper Payment Laws, (iv) maintained any funds or assets that have not been properly recorded in the books and records of the relevant company, or (v) violated any applicable trade sanctions, embargo regulations, money laundering, anti-terrorism, or other defence-related laws, orders or licensing requirements.
4.26
International Trade Laws.
(a)
The Company is, and at all times during the past five (5) years has conducted its business, in accordance with all International Trade Laws. Without limiting the foregoing: (i) the Company has obtained, and is in compliance with, all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (1) the export and re-export of products, services, software and technologies and (2) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) there are no pending or, to the

Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals; (iii) there are no actions, conditions or circumstances pertaining to the Company’s import or export transactions that may give rise to any future claims; (iv) no Export Approvals with respect to the transactions contemplated hereby are required; (v) neither the Company, nor any of its Affiliates is a party to any Contract or bid with, or has conducted business with any Sanctions Target or in any Sanctioned Jurisdiction; (vi) neither the Company, nor its Affiliates, directors, managers, officers, employees or agents is a Sanctions Target; (vii) during the past three (3) years, the Company has not received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in a material respect with any applicable International Trade Laws; and (viii) neither the Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding International Trade Laws.
(b)
Neither Holdings nor the Company nor any directors, officers, employees or agents of the foregoing (a) is a person with whom transactions are prohibited or limited under any International Trade Laws administered by the United States (including without limitation those administered by the Office of Foreign Assets Control (OFAC)), the United Nations Security Council, the European Union, or His Majesty's Treasury, or (b) within the last five (5) years, has violated any U.S., European Union, or His Majesty's Treasury International Trade Laws. Each of Holdings or the Company is, and for the past five (5) years has been, in compliance with, and in possession of any and all licenses or Permits that may be required for the lawful conduct of its respective businesses under the International Trade Laws, including without limitation the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz – AWG), the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung – AWV), the EU Dual-Use Regulation (EU) 2021/821, and the German War Weapons Control Act – KWKG). Within the past five (5) years, neither Holdings nor the Company has made any voluntary disclosures to any Governmental Authority under International Trade Laws, nor have Holdings or the Company been assessed any fine or penalty under such International Trade Laws. Within the past five (5) years, neither Holdings nor the Company has made any voluntary disclosures to any Governmental Authority under International Trade Laws, nor have Holdings or the Company been assessed any fine or penalty under such Laws.

4.27 No Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN Article 3 AND Article 4 OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SUCH MATTERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS, ON BEHALF OF ITSELF, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES (A) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY HOLDINGS, THE COMPANY, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON AND (B) ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, ADVICE, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, ADVICE, STATEMENT OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY THE COMPANY OR THE SELLER, THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE AFFILIATES). FOR THE AVOIDANCE OF DOUBT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE COMPANY, HOLDINGS OR THE SELLER, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE BUYER OR ANY OTHER PERSON REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE DATE HEREOF.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

5.1
Buyer Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

5.2
Authorization. Buyer has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).
5.3
Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.
5.4
No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate or conflict with any Law; or (b) violate any provision of the organizational documents of Buyer.
5.5
No Brokers or Finders. Neither Buyer nor any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.
5.6
Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.
5.7
Investment Intent. Buyer is acquiring the Holdings Shares for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
5.8
R&W Insurance Policy. The Buyer represents and warrants to the Seller that it has provided a true and correct copy of the R&W Insurance Policy (or to the extent such policy has not yet been issued, the binding written commitment of the R&W Insurer to issue the R&W Insurance Policy, effective as of the Closing) in the form attached hereto as Exhibit B.
5.9
No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE 5, NEITHER BUYER, NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER, ITS AFFILIATE, OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS.
5.10
No Reliance. Except for the representations and warranties made by Seller in Article 3 and Article 4, (1) Buyer acknowledges and agrees that (A) none of the Seller, Holdings the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of the Seller, Holdings or the Company, in respect of the Company’s business, the Company, Holdings, or any of the Company’s or Holdings’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or Holdings’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or Holdings furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (B) no officer, agent, representative or employee of the Seller, Holdings, or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (2) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company,

Holdings and the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (3) Buyer specifically disclaims any obligation or duty by the Seller, Holdings or the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 3 and Article 4 of this Agreement; and (4) Buyer is acquiring the Holdings Shares subject only to the specific representations and warranties set forth in Article 3 and Article 4 of this Agreement
Article 6

COVENANTS AND OTHER AGREEMENTS
6.1
Restrictive Covenants.
(a)
Confidentiality. From and after the date hereof, Seller shall not, and shall cause its Affiliated Persons not to, directly or indirectly, use or disclose or convey to any third party, any Confidential Information. Notwithstanding the foregoing, Seller will not be required to keep confidential any information that (i) is or becomes publicly known or generally known in the industry through no fault of Seller or its Affiliated Persons; (ii) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided that Buyer, Holdings and the Company are given reasonable prior notice or consent thereto if legally permissible and practical and provided further that Seller only furnishes such portion (and only such portion) of the Confidential Information as Buyer reasonably determines it is legally obligated to disclose; (iii) in connection with a Proceeding under this Agreement or any Transaction Document (including in a claim or response to any summons, subpoena or other legal process or formal or informal investigative demand issued by or to the receiving party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding); or (iv) is to be disclosed as part of a plan to announce the transactions contemplated by this Agreement as mutually agreed upon by the Parties, provided that the information to be disclosed has been mutually agreed upon by the Parties (collectively, clauses (i) – (iv) are referred to in this Agreement as the “Confidentiality Exceptions”). Seller shall not disclose any Confidential Information to its Representatives, except to those who have a bona fide need to know such information for the purpose of performing services or providing goods to the Company after the Closing. Seller shall ensure that such Representatives are bound by written or professional obligations of confidentiality no less protective than those set forth herein. Notwithstanding the foregoing, Seller shall not, and shall cause its Affiliated Persons not to, directly or indirectly, use any Confidential Information in any way that directly or indirectly compromises or jeopardizes the business of the Company. The terms of the nondisclosure agreement, dated [***] (the “Confidentiality Agreement”), by and between [***] shall continue in full force and effect until the Closing, at which time all covenants and obligations under the Confidentiality Agreement shall terminate. Obligations of the Confidentiality Agreement which by their terms survive termination of the Confidentiality Agreement shall continue according to the terms of the Confidentiality Agreement, other than for Confidential Information (as that term is defined in this Agreement), and, only in such case, such otherwise surviving terms of the Confidentiality Agreement shall also terminate and have no further effect. For the purpose of this Agreement, “Affiliated Persons” shall mean directors, managers, trustees, officers, employees, independent contractors, agents, attorneys, accountants, advisors and direct and indirect subsidiaries.
(b)
Reserved.
(c)
Non-Solicitation of Business Relationships. Seller hereby covenants and agrees that during the period beginning on the Closing Date and ending upon the [***] (the “Restricted Period”), Seller shall not, and shall cause its Affiliated Persons not to, directly or indirectly (whether by itself or through a Representative or otherwise), solicit or engage in, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits or engages in, any business relationship with any Person that is or was a Business Partner of the Company for any purpose. As used herein, “Business Partner” shall mean any Person set forth on Schedule 6.1(c).
(d)
Non-Solicitation of Employees and Contractors. Seller hereby covenants and agrees that during the Restricted Period Seller shall not, and shall cause its Affiliates not to, directly or indirectly (whether by itself or through a Representative or otherwise), solicit, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages, any individual who is serving, or has served as an employee or independent contractor of the Company at any time during the Restricted Period or during the twelve (12) month period immediately preceding the Closing Date, or otherwise seek to influence or alter any such individual’s relationship with Buyer or the Company.

(e)
Non-Disparagement. Each Party hereby covenants and agrees that during the Restricted Period such Party will not, directly or indirectly, make any derogatory or disparaging statement or communication regarding the other Party or any of their employees. Nothing in this Section 6.1(e) shall limit any Party’s ability to make (i) true and accurate statements, (ii) communications in connection with any disclosure such Party reasonably believe is required pursuant to applicable Law, (iii) statements made in connection with any action, suit or other proceeding to enforce either Party’s rights and obligations under this Agreement or any Transaction Document and (iv) communications with any Governmental Authority (including communications made in the course of any government investigation).
(f)
Reformation. The Parties agree that, if any court of competent jurisdiction finally determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.1 is unreasonable, arbitrary, against public policy or otherwise unenforceable under the circumstances, then any such provision shall, for purposes of such jurisdiction and circumstances only, be revised by such court to a lesser period of time, geographical area, business limitation or other relevant feature, as the case may be, which is determined by such court to be as close to the original provision as possible and enforceable against the applicable Party under the circumstances, and such provision shall be enforced accordingly.
(g)
Acknowledgements; Remedies. Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 6.1 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the Seller or any of its Affiliated Persons breached the provisions of this Section 6.1, (iii) any breach of the provisions of this Section by Seller or any of its Affiliated Persons may result in a significant loss of goodwill by Buyer and the Company, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 6.1 is reasonable given the benefits Seller will directly or indirectly receive hereunder, (vi) Seller is familiar with all the restrictive covenants contained in this Section 6.1 and is fully aware of its obligations hereunder, and (vii) Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 6.1 in any Proceeding, regardless of who initiates such Proceeding. Seller further acknowledges and agrees that irreparable injury may result to Buyer if the Seller or any of its Affiliated Persons breaches any of the terms of this Section 6.1, and that in the event of an actual or threatened breach by the Seller or any of its Affiliated Persons of any of the provisions contained in this Section 6.1, Buyer may have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or alleged breach by Seller or any of its Affiliated Persons of any of the provisions contained in this Section 6.1, Buyer shall be entitled to seek injunctive relief and other non-monetary equitable relief without the posting of any bond or other security. Nothing contained herein shall be construed as prohibiting Buyer from pursuing remedies available to it pursuant to, and subject to the limitations of, Article 8. Seller shall cause its Affiliated Persons to comply with this Section 6.1, and shall be liable for any breach by any of its Affiliated Persons of this Section 6.1. In the event of a breach or violation by Seller or any of its Affiliated Persons of this Section 6.1, the Restricted Period with respect to Seller and its Affiliated Persons shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 6.1.
6.2
Agreements Regarding Tax Matters.
(a)
Preparation and Filing of Tax Returns. Buyer shall prepare, or cause to be prepared. and file, or cause to be filed, all Tax Returns of the Company for Pre-Closing Tax Periods which are first due (taking into account any applicable extensions) after the Closing Date (such returns, “Buyer Returns”), and Buyer shall provide each Buyer Return to Seller to review and comment no later than thirty (30) days before the due date of such Tax Return prior to filing, provided that, any Buyer Returns which are wage Tax declarations or advance Tax declarations shall be excluded from this requirement. If Seller and Buyer are unable to resolve any dispute regarding such Buyer Return fifteen (15) days after Buyer submit such Buyer Return to Seller, the dispute shall be resolved by the Accountants in accordance with Section 2.4(d). Any portion of any Tax which must be paid in connection with the filing of a Buyer Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date shall be referred to herein as “Pre-Closing Taxes.” Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Buyer Returns at least ten (10) days before the date on which Buyer or the Company would be required to pay such Taxes. The Seller shall be liable for the portion of expenses for preparing any Buyer Returns equal to the product of such expenses and a fraction, the numerator of which is the number of days in the portion of the underlying Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in such Straddle Period.
(b)
Allocation of Tax Liability. For all purposes under this Agreement (including the determination of Pre-Closing Taxes), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle

Period ending on the end of the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, payroll, sales, or receipts, be deemed to be the amount of such Tax for such Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period, (y) in the case of any Tax based upon or related to income, payroll, sales, or receipts be deemed equal to the amount which would be payable if such Straddle Period ended on the end of the Closing Date.
(c)
Cooperation on Tax Matters. The Buyer, the Company, Holdings and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)
Tax Sharing Agreements. The Seller shall cause all Tax sharing or distribution agreements providing for the sharing of Tax liabilities (excluding for the avoidance of doubt, this Agreement) to which the Company, on one hand, and the Seller or any of their respective Affiliates (other than the Company), on the other hand, is a party to be terminated as of as of 12:01 a.m. local time on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.
(e)
Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other similar Taxes and fees (including any penalties and interest thereon but excluding, for the avoidance of doubt, any Income Taxes) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by Seller when due and shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and Seller shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable Law, Buyer shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.
(f)
The Parties acknowledge and agree that the sale and transfer of the Holdings Shares contemplated under this Agreement are either not taxable (nicht umsatzsteuerbar) or exempt from VAT (umsatzsteuerfrei). Neither Party shall take the position or make an election that the sale and transfer of the Holdings Shares are subject to VAT (umsatzsteuerpflichtig) pursuant to Section 9 (I) German VAT Act or a similar provision under foreign VAT Taxation Law.
(g)
Tax Controversies. Buyer shall give prompt written notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability of the Company for which Seller is responsible pursuant to this Agreement (a “Tax Claim”); provided, however, that the failure to give such prompt written notice shall not affect the Seller’s indemnification obligations under this Agreement, except to the extent, that, the Seller is prejudiced thereby. Seller may, at its own expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Claim, provided that (i) Seller provide such written notice within ten (10) days after becoming aware of such Tax Claim, (ii) the defense of such Tax Claim can be conducted reasonably separately from the defense of any claim, suit, action or proceedings not subject to this Section 6.2(g), (iii) Seller shall furnish Buyer with reasonable evidence that Seller is and will be able to satisfy the cost of defense and any alleged indemnifiable Tax liability of the Company, (iv) Seller’s counsel is reasonably acceptable to Buyer, (v) Seller shall thereafter consult with Buyer upon Buyer’s reasonable request for such consultation from time to time with respect to such Tax Claim, and (vi) Seller shall not, without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of Buyer or any Affiliate of Buyer. If Seller assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Buyer shall control all other audit, assessment, examination, claim or other controversy or proceeding with respect to any Tax liability of the Company. The Seller shall be liable for any unpaid Taxes resulting from any Tax audit or other examination of the Company for any Pre-Closing Tax Period. In the event of any conflict between the provisions of this Section 6.2(g) and Section 8.4 with respect to any audit, Proceeding, or other examination relating to Taxes, the provisions of this Section 6.2(g) shall control.
(h)
Tax Refunds for Pre-Closing Tax Periods. All Tax refunds (whether in the form of cash received or a credit against Taxes otherwise payable), to the extent attributable to the Company with respect to a Pre-Closing Tax Period, shall belong to Seller, and, if actually paid to Buyer or the Company (or any successor of Buyer or Company), shall be promptly paid by Buyer to Seller, reduced by any Taxes or other expenses incurred by Buyer and its Affiliates in connection with obtaining such Tax refund, except to the extent such refund otherwise increased the Purchase Price.
6.3
Further Assurances. Each of the Parties agrees that subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents (including cooperating with the other Parties to obtain any consent, approval or authorization necessary or desirable to preserve for the Company any rights or benefits under any lease, license, commitment or other Contract to which the Company is a party that was not obtained prior to the Closing) or to vest, perfect or confirm ownership by the Buyer of the Holdings Shares.
6.4
General Release.
(a)
Effective upon the Closing, Seller, on Seller’s own behalf and on behalf of Seller’s successors or assigns and any other Person that may claim by, through or under Seller (collectively, the “Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges Holdings, the Company, and each of their respective present and former officers, directors, managers, employees and other agents (in each case, solely in their respective capacities as present and former officers, directors, managers, employees, and other agents of the Company (prior to Closing)) (collectively, the “Releasees”) from, any and all Liabilities of any kind or nature whatsoever since the beginning of time and (ii) agrees that no Releasing Party will bring or voluntarily participate in or assist any Proceeding that relates to any matter released pursuant to this Section 6.4(a). Notwithstanding the foregoing, the Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Releasing Parties (x) available under any R&W Insurance Policy or any defenses to any claims (including by or through subrogation) made under or through rights reserved under the R&W Insurance Policy, (y) created pursuant to the terms of this Agreement or any Transaction Document, except as otherwise provided in Section 8.8, (z) any other rights to the extent such rights cannot be waived or released under any applicable Law.
(b)
The Releasing Party understands and agrees that the releases provided in Section 6.4(a) above extend to all claims released above whether known or unknown, suspected or unsuspected. As to those matters released herein only, the Releasing Party waives and relinquishes any and all rights it may have under any applicable Law, including California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”

The Releasing Party hereto expressly waives and releases any rights and benefits which it has or may have under any similar Law or rule of any other jurisdiction pertaining to the matters released herein. It is the intention of the Releasing Party through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

6.5
Public Announcements. Unless otherwise required by applicable Law (based on the reasonable advice of counsel) or the Confidentiality Exceptions, no Party shall issue or cause the publication of any press release or other public announcement relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby (whether before or after the Closing) without the prior written consent of the Buyer and Seller (which consent shall not be unreasonably withheld or delayed), except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the Buyer and Seller before making such disclosure). Nothing in this Agreement shall prevent a Party from making any filing or disclosure required by the SEC, Israel Securities Authority or other applicable securities Laws; provided that, to the extent practicable, each Party shall provide the other Party with a reasonable opportunity to review such disclosure prior to filing.
6.6
R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be fully-bound and issued as of the Closing Date (in accordance with the terms of the conditional binder thereof). Buyer shall cause the R&W Insurance

Policy to remain in full force and effect following the issuance thereof, including paying when due all R&W Costs (subject to reimbursement by Seller pursuant to this Section 6.6). Buyer shall satisfy on a timely basis all conditions necessary for the continuance of coverage under the R&W Insurance Policy and Seller shall reasonably cooperate with Buyer in connection therewith. The R&W Insurance Policy includes language to the effect that the R&W Insurer waives all rights (other than in the case of Fraud by Seller) to bring any claim against Seller, Buyer or any of their respective Affiliates by way of subrogation, claim for contribution or otherwise. Buyer shall not terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder prior to, at or at any time after the Closing in a manner that would increase the Liability of Seller under this Agreement. The cost of the premiums, together with all Taxes and application, underwriting or similar fees or expenses, in connection with the R&W Insurance Policy (“R&W Costs”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller (with such amount payable by Seller to be paid in accordance herewith as Seller Transaction Expenses). To the extent arising post-Closing and not otherwise included in the Seller Transaction Expenses, Seller shall promptly reimburse Buyer for fifty percent (50%) of the R&W Costs upon Buyer’s written request.
6.7
SEC Filings and Financial Statements.
(a)
From and after the Closing, Buyer shall, and shall cause the Company to, reasonably cooperate with Seller in providing and obtaining the financial statements, reports, and other financial data (including audited financial statements and unaudited quarterly financial statements) of the Company relating to the time periods prior to the Closing Date that is required by Seller to comply with Rule 3-05 under Regulation S-X or that are otherwise necessary for Seller to comply with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) (including, without limitation, the filing of any Form 8-K with respect to the transactions contemplated hereby, or other filing required by the SEC or any other Governmental Authority), subject to Buyer’s standard record retention policy. Without limiting the generality of the foregoing, for the period between September 30, 2025 and ending on the Closing Date, Buyer shall cause the Company to provide Seller with the financial information in the form, substance and detail that Company has historically provided to Seller.
(b)
Buyer shall, upon reasonable prior notice from Seller and during normal business hours, grant to Seller and its Representatives reasonable access to the books, records, and personnel of the Company and to any external audit work papers of the Company relating to the time periods prior to the Closing Date to the extent reasonably required and necessary to enable Seller and its Representatives (including Seller’s auditors) to conduct any necessary audit, review, or compilation of the financial statements, reports, or other financial data referenced in Section 6.7(a); provided, however, that such access shall be conducted in a manner so as not to unreasonably interfere with the business operations, personnel, or practices of Buyer or the Company.
Article 7

CLOSING
7.1
Closing. The closing of the purchase and sale of the Holdings Shares (the “Closing”) shall be effected by exchanging true, complete and accurate copies of executed originals via electronic mail or overnight courier service at 10:00 a.m. local time on the date hereof, unless the Parties agree to effect the Closing at any other place, time or date. The date on which the Closing occurs is referred to herein as the “Closing Date.”
7.2
Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)
a copy of the resolutions of the Board of Directors of Seller approving the sale of the Holdings Shares and this Agreement;
(b)
written confirmation from all third-party payees of Seller Transaction Expenses setting forth the amounts necessary to pay off all Seller Transaction Expenses owed thereto as of the Closing Date;
(c)
those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by Seller of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; in each case as set forth on Schedule 7.2(c);
(d)
[***];

(e)
[***];
(f)
a Side Letter substantially in the form attached hereto as Exhibit C (the “Side Letter”) duly executed by the Seller; and
(g)
the Escrow Agreement, duly executed by Seller and the Escrow Agent.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer or as otherwise agreed in this Agreement.

7.3
Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (or on behalf of Seller):
(a)
wire transfer(s) in accordance with Section 2.3;
(b)
[***];
(c)
the Side Letter duly executed by the Buyer;
(d)
the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(e)
a written notice (sent by email) duly executed by Sebastian Herrler (the “Notary”) confirming that the German Transfer Deed has been duly executed by Seller (or any duly appointed attorney appointed thereby) and Buyer (or any duly appointed attorney appointed thereby) and notarized in Germany by the Notary, substantially in the form attached hereto as Exhibit E and dated as of the Closing Date.

All documents and instruments delivered to Seller shall be in form and substance reasonably satisfactory to Seller or as otherwise agreed in this Agreement.

Article 8

INDEMNIFICATION
8.1
Survival.
(a)
The representations and warranties contained herein, other than the Fundamental Representations and Section 4.14 (Taxes), shall survive the Closing for a period of [***]. The Fundamental Representations shall survive the Closing for a period of [***]. Claims pursuant to Taxes and Tax warranties shall become time barred at the later of (i) [***] after the final and non-appealable assessment (formell- und materiell bestandskräftige Festsetzung) of the relevant Taxes or (ii) [***]after the date on which the relevant statute of limitation for assessment of the relevant Taxes (taking into account all relevant suspensions (Ablaufhemmung)) has expired.
(b)
The indemnification obligations under Sections 8.2(a) and 8.3(a) shall continue
(i)
with respect to the Fundamental Representations until [***],
(ii)
with respect to Section 4.14 (Taxes), until the date that is later of [***] and
(iii)
with respect to all other representations and warranties until the date that is eighteen (18) months after the Closing Date.
(c)
The indemnification obligations under Sections 8.2(b) and 8.3(b) shall continue without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The remaining indemnification obligations under Sections 8.2 and 8.3 (other than Section 8.2(a), 8.2(b), 8.3(a), and 8.3(b)) shall continue indefinitely.
(d)
Notwithstanding anything to the contrary contained in this Section 8.1, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 8, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred.
(e)
The period of time a representation or warranty survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation or warranty. The Parties intend for this Section 8.1 to alter the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 8.1, except in the case of Fraud, no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. For the avoidance of doubt, this Section 8.1 shall not affect Buyer’s right of recovery under the R&W Insurance Policy.
8.2
Indemnification by Seller. Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses asserted against or suffered, sustained or incurred by any Buyer Indemnified Party directly or indirectly arising out of, relating to or otherwise by virtue of:
(a)
any inaccuracy in or breach of any of the representations or warranties contained in Article 3 or 4.
(b)
any breach by the Seller of any of its covenants or agreements contained in this Agreement;
(c)
any Closing Indebtedness or Seller Transaction Expenses not taken into account in the Final Closing Amount;
(d)
all Seller Taxes; or
(e)
the matters identified on Schedule 8.2(e).
8.3
Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses asserted against or suffered, sustained or incurred by the Seller Indemnified Party directly or indirectly arising out of, relating to or otherwise by virtue of:
(a)
any inaccuracy in or breach of any of the representations and warranties of Buyer contained in Article 5; or
(b)
any breach by Buyer of any of its covenants or agreements contained in this Agreement.
8.4
Indemnification Procedure.
(a)
In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Party within thirty (30) days after receiving written notice of such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party forfeits rights or defenses by reason of such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable Survival Period specified in Section 8.1 for such representation, warranty, covenant or agreement. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) at such Indemnifying Party’s expense, by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense.
(b)
If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense and (ii) any fees and expenses of such separate counsel if based on the reasonable advice of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, that a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party, provided further that Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim.
(c)
Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding involving the Indemnified Party as a defendant, (ii) the Third Party Claim would reasonably be expected to have a material adverse effect on the business of Seller (if Seller is the Indemnified Party) or Buyer (including Holdings and the Company) (if Buyer is the Indemnified Party), (iii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article 8, or (v) there exists, or would reasonably be expected to, exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (vi) the Third Party Claim involves a material customer or material supplier of the Indemnified Party, (vii) the Indemnifying Party fails to vigorously defend the Third Party Claim, or (viii) the Third Party Claim primarily involves Taxes (which shall be governed exclusively by Section 6.2(g)).
(d)
Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.4(d). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim, and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount the Indemnifying Party would have to pay had the Indemnified Party accepted such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(c) it may only agree to any settlement in accordance with the terms set forth in Section 8.4(e).
(e)
If the Indemnifying Party, using its reasonable judgement, elects not to, or is not entitled to, proceed with the defense of any Third Party Claim as provided in this Section 8.4, then the Indemnified Party may defend against such Third Party Claim and consent, in its sole discretion, to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate, and thereafter seek indemnification pursuant to this Article 8 for Losses resulting from such Third Party Claim, provided, however, that except with the consent of the Indemnifying Party (not to be unreasonably withheld or delayed), (i) no consent or settlement of any Third Party Claim by an Indemnified Party under this Article 8 shall (1) impose any liability, admission of liability or judgment against the Indemnifying Party, or (2) be determinative of the amount of Losses relating to such claim nor shall it constitute an admission that such claim entitles any Indemnified Party to be held harmless, indemnified or reimbursed pursuant to this Article 8, and (ii) the Indemnified Party shall be required to seek recourse against the Indemnifying Party by bringing a Direct Claim pursuant to Section 8.4(h) below.
(f)
All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Subsidiaries to) furnish such records, information and testimony that are within its possession or under its control and reasonably relevant to such Third Party Claim, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, provided that the Indemnified Party shall not be obliged to disclose or provide access to any documents, records or information subject to attorney-client privilege or attorney work-product protection.
(g)
Notwithstanding anything contained herein to the contrary, (i) in the event of any conflict between the provisions of this Section 8.4 relating to the defense of a Third Party Claim for which the R&W Insurance Policy is or may be responsible for any payments with respect to such Third Party Claim and the provisions of the R&W Insurance Policy, the provisions of the R&W Insurance Policy shall govern and control, (ii) the rights of the Indemnified Party and the Indemnifying Party hereunder in respect of the defense of such Third Party Claim are expressly subordinated to the provisions of the R&W Insurance Policy and the rights of the R&W Insurer thereunder relating to the defense of Third Party Claims and (iii) the obligations of the Buyer Indemnified Parties and the rights of Seller set forth in this Section 8.4 (including the right to assume and thereafter conduct and control the defense of any Third Party Claim) shall be subject to the rights of R&W Insurer in connection with the R&W Insurance Policy.
(h)
If any Indemnified Party has a claim against any Indemnifying Party under this Article 8 that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in such detail as is reasonably available in good faith of the nature of the Direct Claim, copies of all material written evidence thereof (to the extent available to the Indemnified Party), the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Direct Claim; provided that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Article 8 except to the extent that the Indemnifying Party is prejudiced as a result of such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable Survival Period specified in Section 8.1 for such representation, warranty, covenant or agreement. The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and, to the extent not adverse to its interests (as reasonably determined by its legal counsel), the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its advisors may reasonably request; provided that any access to premises or personnel or examination of any accounts, documents or records shall be conducted at the Indemnifying Party’s expense, during normal business hours under the reasonable supervision of the Indemnified Party’s agents and in such a manner as not to interfere in any material respect with the normal operations of the Indemnified Party; and provided further that the Indemnifying Party shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with a Direct Claim or its investigation; and provided further that the Indemnified Party shall not be obliged to disclose or provide access to any documents, records or information subject to attorney-client privilege or attorney work-product protection. If the Indemnifying Party disputes a Direct Claim, which dispute may consist of, for the avoidance of doubt, an objection based on the inability to determine (i) the propriety of indemnification of any or all claims contained in the Direct Claim Notice, (ii) the accuracy of any statement of fact or Losses set forth in the Direct Claim Notice, (iii) the fact that the facts alleged in the Direct Claim Notice do not constitute a breach of a representation, warranty or covenant for which indemnification is available pursuant to this Agreement, or (iv) indicate that the Indemnifying Party does not yet have sufficient information to determine whether the Indemnified Party is entitled to receive any or all Losses set forth in the Direct Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing of such dispute within thirty (30) days after the Indemnifying Party’s receipt of the Direct Claim Notice, with sufficient details and evidence supporting such disputes (to the extent available to the Indemnifying Party). The Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within thirty (30) days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute. If such dispute is not so resolved within such thirty (30)-day period, then either Party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article 9. If the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days following its receipt of the Direct Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified in the Direct Claim Notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnified Party will have a right to recover the associated Losses in accordance with, and subject to the limitations of, this Article 8.
8.5
Certain Limitations.
(a)
Deductible on Losses of Buyer Indemnified Parties. Other than Losses arising from Fraud or a breach of Fundamental Representation, Seller shall not be liable under Section 8.2(a) unless the aggregate Losses incurred by the Buyer Indemnified Parties with respect to all matters for which indemnification is to be provided under Section

8.2(a) exceeds (i) fifty percent (50%) of the Initial Retention Amount (the “Initial Deductible”), or (ii) if the Initial Deductible is not met prior to the first (1st) anniversary of Closing, fifty percent (50%) of the Reduced Retention Amount (the “Reduced Deductible” and together with the Initial Deductible, each an applicable “Deductible”).
(b)
Deductible on Losses of Seller Indemnified Parties. Other than Losses arising from Fraud or a breach of Fundamental Representation, Buyer shall not be liable under Section 8.3(a) unless the aggregate Losses incurred by the Seller Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 8.3(a) exceed the applicable Deductible, in which case Buyer shall be liable under Section 8.3(a) for all Losses in excess of the applicable Deductible.
(c)
Cap on Losses of Buyer Indemnified Parties. Except with respect to a breach of Fundamental Representations or Fraud, the aggregate amount required to be paid by Seller under Section 8.2(a) shall not exceed the Initial Indemnity Holdback Amount. Notwithstanding the foregoing, except with respect to Fraud or a breach of Fundamental Representations, if the Initial Indemnity Holdback Amount has not been exceeded prior to the first (1st) anniversary of Closing, the aggregate amount required to be paid by Seller under Section 8.2(a) shall not exceed the Reduced Indemnity Holdback Amount. The maximum aggregate amount to be paid by Seller with respect to all claims for indemnification made under Section 8.2(a) or Section 8.2(e) shall not exceed the Purchase Price.
(d)
Cap on Losses of Seller Indemnified Parties. The aggregate amount required to be paid by Buyer under Section 8.3(a) shall not exceed the Purchase Price.
(e)
Mitigation; Net Recoveries.
(i)
The Parties agree to use commercially reasonable efforts to mitigate any Losses subject to indemnification obligations under this Agreement, to the extent required under applicable Law, including using commercially reasonable efforts to obtain available recoveries from any third party insurer (including the R&W Insurance Policy); provided that, notwithstanding the requirements under applicable Law, no Party shall be required to violate any Contract or applicable Law or file any lawsuit to obtain recovery from any Person or under any insurance policy (including the R&W Insurance Policy).
(ii)
The amount of any Losses for which indemnification shall be available pursuant to this Article 8 shall be reduced by any insurance proceeds actually received from a third party insurer by an Indemnified Party in connection with the matter giving rise to such Losses (net of the amount of costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or increased premiums) (“Net Recoveries”). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment under this Article 8 to such Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or its Affiliate if such Net Recovery had been received prior to such payment by the Indemnifying Party. For the avoidance of doubt, any claim for indemnification under this Article 8 may be made prior to or concurrently with any efforts to obtain available recoveries from any third party insurer, and nothing in this Section 8.5(e) shall delay the time for making any indemnification payment under this Agreement.
(f)
No Duplicative Recovery. Seller shall have no Liability pursuant to Section 8.2 with respect to a Loss to the extent such Loss was specifically included as a liability, or a reserve specifically for such Loss was taken into account, in the calculation of the Final Net Working Capital.
(g)
Order of Recovery. Subject to the limits set forth in this Section 8.5 (including, but not limited to exceeding the amount of the Deductible where applicable), the amount of any Losses payable to the Buyer Indemnified Parties pursuant to Section 8.2 shall be satisfied as follows:
(i)
first, Buyer shall deduct the Losses from the Indemnity Holdback Amount, until the Indemnity Holdback Amount is exhausted or has otherwise been paid to the Seller in accordance with Section 8.5(h);
(ii)
second, the Buyer Indemnified Parties shall use commercially reasonable efforts to pursue recovery under the R&W Insurance Policy, provided that (A) the denial or outcome of a claim submitted to the R&W Insurance Policy shall not be construed or used as evidence affecting the validity of the Buyer Indemnified Parties’ claim to Seller under Section 8.5(g)(iii); and (B) for breach of Fundamental Representations, the Buyer Indemnified Parties shall be entitled to, at their discretion, seek remedies either from the R&W Insurance Policy or from Seller directly; and
(iii)
thereafter, solely to the extent permitted under Article 8 and subject to the limitations of Section 8.5, directly from Seller.
(h)
Indemnity Holdback Amount. The Initial Indemnity Holdback Amount is intended to be withheld by Buyer at Closing and retained to secure Seller’s indemnification obligations under Section 8.2. Subject to the provisions hereof,
(i)
on the first (1st) anniversary of the Closing Date (the “Initial Indemnity Holdback Release Date”), Buyer shall pay to Seller by wire transfer of immediate available funds to an account designated in writing by Seller no later than five (5) Business Days prior to the Initial Indemnity Holdback Release Date, an amount equal to the Initial Indemnity Holdback Amount minus the Reduced Indemnity Holdback Amount, minus any amount that is subject to a validly noticed claim by Buyer prior to the Initial Indemnity Holdback Release Date and in accordance with this Article 8.
(ii)
on the end date of [***] after the Closing Date (the “Indemnity Holdback Release Date”), Buyer shall pay to Seller by wire transfer of immediate available funds to an account designated in writing by Seller no later than five (5) Business Days prior to the Indemnity Holdback Release Date, an amount equal to the Reduced Indemnity Holdback Amount, less any amount that is subject to a validly noticed claim by Buyer prior to the Indemnity Holdback Release Date and in accordance with this Article 8.
8.6
Material Qualification. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement, (b) the amount of Losses arising from such a breach for which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Deductible has been exceeded, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).
8.7
Investigation.. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person’s waiver of any condition to the Closing or participation in the Closing.
8.8
No Circular Recovery. Notwithstanding anything to the contrary herein, Seller hereby irrevocably waives and releases, and shall not make any claim for, (a) any right of contribution, subrogation or any similar right against any Buyer Indemnified Party with respect to any obligations of, or claims against, Seller under or with respect to this Agreement or the transactions contemplated hereby, or any indemnification payments that Seller may, at any time, be required to make to any Buyer Indemnified Party pursuant to this Agreement, whether directly or indirectly through its interest in the Indemnity Holdback Amount or (b) any indemnification, contribution, advances or reimbursement against or from any Buyer Indemnified Party by reason of the fact that Seller or any of its equity holders, trustees, beneficiaries, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager or other agent of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, organizational document, contractual obligation or otherwise) with respect to any obligations of, or claims against, Seller under or with respect to this Agreement or the transactions contemplated hereby.
8.9
Indemnification as Sole Remedy. The Parties acknowledge and agree that, following the Closing, the indemnification provisions of this Article 8 shall be the sole and exclusive remedies of the Parties with respect to or in connection with this Agreement or the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement or otherwise by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract, tort or equity, except (a) disputes with respect to the Estimated Closing Amount (which shall be resolved exclusively in accordance with Section 2.4), (b) in the case of Fraud, or (c) claims for specific performance, injunctive relief, or other non-monetary equitable remedies pursuant to Section 6.1(g) or Section 9.11. Notwithstanding anything contained in this Agreement to the contrary: the Seller shall not be liable for any Losses to a Buyer Indemnified Party to the extent such liability or obligation is directly attributable to any willful misconduct of any Buyer Indemnified Party. The provisions of this Section 8.9, together with the provisions of Article 8, were specifically bargained-for between Buyer and Seller and were taken into account by Seller in arriving at the Purchase Price and agreeing to enter into this Agreement. Seller has specifically relied upon the provisions of Article 8 in agreeing to the Purchase Price and in agreeing to provide the specific representations, warranties, covenants and indemnities set forth herein.
8.10
Purchase Price Adjustment. Any indemnification received under this Article 8 and any adjustments under Section 2.4 shall be treated by Buyer, Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.
8.11
Currency Conversion. If the amount of any Losses incurred or suffered by any Indemnified Party is expressed in a currency other than U.S. Dollars, any such amounts expressed in a currency other than U.S. Dollars shall be converted from the applicable currency to U.S. Dollars using the Exchange Rate as of two (2) Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.
Article 9

MISCELLANEOUS
9.1
Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by electronic mail if such transmission occurs on a Business Day before 5:00 p.m. Eastern time, or the next succeeding Business Day if such transmission occurs after such time, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Party by notice pursuant to this Section 9.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain):

If to Seller:	One Stop Systems, Inc. 2235 Enterprise Street #110 Escondido, California 92029 Attn: Mike Knowles, Chief Executive Officer Email: [***]
with a copy to:	Procopio, Cory, Hargreaves & Savitch LLP 12544 High Bluff Drive, Suite 400 San Diego, CA 92130 Attention: Dennis J. Doucette Email: dennis.doucette@procopio.com
If to Buyer:	Hiper Euro GmbH Putzbrunner Strasse 7 181739 Muenchen, Germany E-Mail: [***] Attention: [***]
with a copy to:	Burr & Forman 1075 Peachtree Street NE, Suite 3000 Atlanta, GA 30309 E-Mail: abhill@burr.com Attention: Al B. Hill

9.2
Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses.
9.3
Entire Agreement. All references in this Agreement or the Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the Transactions Documents constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter. For the avoidance of doubt, the non-compete, non-solicitation, confidentiality and other restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit or be limited by, any restrictive covenant covering similar subject matter contained in any other agreement to which the Seller is a party.
9.4
Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article 8 with respect to the provisions therein and any Releasee with respect to the provisions of Section 6.4, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article 8 with respect to the provisions therein, or any Releasee with respect to the provisions of Section 6.4) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.5
Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Seller to (a) any Affiliate of the Buyer so long as the Buyer remains liable for any obligations of the Buyer under this Agreement, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company, or (c) any lender to the Buyer and/or the Company as security for borrowings. Any attempted assignment in violation of this Section 9.5 shall be void ab initio.
9.6
Amendment; Waiver. This Agreement shall not be amended, modified or waived in any manner except by an agreement in writing duly executed and delivered by each of the Buyer and Seller. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.
9.7
Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
9.8
Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied except to the extent required by mandatory provisions of German Law applicable to Holdings, the Company, the Holdings Shares, or the Company Shares, including, without limitation, statutory requirements for the transfer of shares, capital maintenance, and registration in the German commercial register (Handelsregister). The Seller shall cause the Seller Indemnified Parties, and the Buyer shall cause the Buyer Indemnified

Parties, to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement. For the avoidance of doubt, the German Transfer Deed shall exclusively be governed by and construed in accordance with German Law.
9.9
Exclusive Venue; Service of Process.
(a)
Each Party agrees that any Proceeding arising out of or relating to this Agreement, any Transaction Document or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Proceeding, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 9.9(a). A final judgment in any such Proceeding may be enforced in other jurisdictions by Proceeding on the judgment or in any other manner provided by Law.
(b)
Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address (or in the case of Seller, Seller’s address) set forth herein shall be effective service of process for any such Proceeding.
9.10
Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.
9.11
Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining non-monetary equitable relief.
9.12
Disclosure Schedules. Capitalized terms used in the Disclosure Schedule are not otherwise defined therein have the meanings given to them in this Agreement. If and to the extent any information is set forth in the Disclosure Schedule, such information shall be deemed to qualify (a) the representations and warranties set forth in the corresponding section or subsection of Article 3 and Article 4. and (b) all representations and warranties to which the information is reasonably apparent to be applicable. Where an agreement, report or other document is referenced in one section of the Disclosure Schedule, the terms and content of the applicable agreement, report or other document is deemed to be included in each other section of the Disclosure Schedule to the extent its applicability to such other section is reasonably apparent. The information contained in the Disclosure Schedule is disclosed solely in connection with this Agreement, and the inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Seller that such information is material to or outside the ordinary course of the business of the Seller, Holdings or the Company. No information contained in the Disclosure Schedule shall be deemed to be an admission by the Seller, Holdings or the Company to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

9.13
Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:
(a)
all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;
(b)
each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the Accounting Principles;
(c)
unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;
(d)
whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;
(e)
the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;
(f)
references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;
(g)
when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;
(h)
time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;
(i)
the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;
(j)
(i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;
(k)
(i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars;
(l)
the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;
(m)
all uses of “written” contained in Articles 3, 4 and 5 shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission; and
(n)
for purposes of Articles 3 and 4, information shall be deemed to have been “made available” to the Buyer only if such information was posted to the electronic data room maintained by Procopio, Cory, Hargreaves & Savitch LLP in a manner accessible and reviewable by the Buyer at least two (2) Business Days prior to the date of this Agreement.
9.14
Currency. . All amounts owing under this Agreement and all other Transaction Documents shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. Notwithstanding the foregoing, the calculation of Estimated Closing Amount in Section 2.4(a) and Final Closing Amount in Section 2.4(e) shall be calculated in Euros and any payments required to be made under Section 2.4(e) shall be converted to U.S. Dollars using the Exchange Rate on the Closing Date.
9.15
Counterparts; Deliveries. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
9.16
Attorney-Client Privilege.
(a)
Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that the Company is a client of Procopio, Cory, Hargreaves & Savitch LLP (“Seller’s Counsel”) and that Seller’s Counsel has represented the Company in connection with this Agreement and the transactions contemplated hereby. After Closing, it is possible that Seller’s Counsel will represent one or more of the Seller, the shareholders and/or their respective representatives and Affiliates (individually and collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of the Company, one or more of its Subsidiaries, Buyer or an Affiliate or direct or indirect equityholder of Buyer. Each of the Parties hereby agrees that Seller’s Counsel (or any successor) may serve as counsel to all or a portion of the Seller Group in connection with any matter arising from or relating to this Agreement, any Transaction Documents or the transactions contemplated hereby and thereby after the date hereof. Each of the Parties consents to such representation, and waives any conflict of interest arising therefrom. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel in connection herewith.
(b)
Each of the Parties hereby irrevocably acknowledges and agrees that, solely for purposes of any action, indemnification claim, dispute or procedure following the Closing Date under this Agreement, any of the Transaction Documents or any other agreement entered into in connection herewith or therewith in which the Company, any of its Subsidiaries, Buyer or any of Buyer’s Affiliates are adverse to any member of the Seller Group, all privileged communications between Seller’s Counsel, on the one hand, and the Company or any member of the Seller Group (or any representative or agent of the Company or any member of the Seller Group), on the other hand, prior to the Closing, in each case made for the purpose of providing or obtaining legal advice in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Transaction Documents or any other agreement entered into in connection herewith or therewith, are privileged communications between such party and Seller’s Counsel and from and after the Closing do not pass to Buyer notwithstanding the transactions contemplated hereby and instead remain with and are controlled by the Seller Group (the “Privileged Communications”). Buyer and the Company, together with their respective Affiliates, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, in any such Proceeding, indemnification claim, or dispute or procedure following the Closing under this Agreement, any Transaction Document or any other agreement entered into in connection herewith or therewith in which the Buyer or the Company or any of their respective Affiliates are adverse to any member of the Seller Group. Buyer, the Company and their respective Affiliates will not assert that Buyer (or the Company or any of their Affiliates) has the right to waive the attorney-client privilege with respect to any Privileged Communication in connection with any such action, indemnification claim, or dispute or procedure following the Closing Date under this Agreement, any Transaction Document or any other agreement entered into in connection herewith or therewith in which the Buyer or the Company or any of their respective Affiliates are adverse to any member of the Seller Group. For avoidance of doubt, nothing herein shall preclude Buyer or the Company from using or relying on any Privileged Communication to prevent disclosure of confidential communications in connection with any action in which neither Buyer, the Company nor any of their respective Affiliates is adverse to any member of the Seller Group. Buyer and the Company, together with their respective Affiliates, successors or assigns, agree that (i) none of the Seller Group are waiving, and will not be deemed to have waived or diminished, any of their attorney work product protections, attorney-client privileges or similar protections and privileges with respect to email that was sent to or received from (as applicable) Seller’s Counsel, including all attachments to such sent or received emails solely in their capacity as attachments to such emails, stored in any digital format on any device at any location under the control of the Company; and (ii) they shall provide the Seller Group with reasonable access during normal business hours to such emails, information and/or materials located on the servers of the Company and permit the Seller Group to download a digital copy all such emails, information and/or materials.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

HIPER EURO GMBH

By: /s/Shahaf Shrager_______________________
Name: Shahaf Shrager
Its: Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

ONE STOP SYSTEMS, INC.

By: /s/Michael Knowles______________________
Name: Michael Knowles
Its: Chief Executive Officer